                                                                   EXHIBIT 10.12

                                                                  EXECUTION COPY

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                               W&T OFFSHORE, INC.

                  2,000,000 SHARES OF SERIES A PREFERRED STOCK


                               EXCHANGE AGREEMENT

                          DATED AS OF NOVEMBER 25, 2002


================================================================================

                                TABLE OF CONTENTS

                                                                                      Page
                                                                                      ----
ARTICLE I     AUTHORIZATION, ISSUANCE AND EXCHANGE OF THE SERIES A PREFERRED STOCK........1

  1.1       Authorization of the Series A Preferred Stock.................................1
  1.2       Issuance of the Series A Preferred Stock......................................1

ARTICLE II    CLOSING.....................................................................2

  2.1       Stockholder Consent...........................................................2
  2.2       Bethea Purchase Agreement.....................................................2
  2.3       Closing.......................................................................2
  2.4       Deliveries....................................................................2
  2.5       Transaction Expenses..........................................................2

ARTICLE III   REPRESENTATIONS AND WARRANTIES OF W&T.......................................2

  3.1       Representations and Warranties Relating to W&T................................2
  3.2       Representations and Warranties Related to the Burlington Assets..............21

ARTICLE IV    REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS...........................22

  4.1       Investment Representations...................................................22
  4.2       Authorization; Binding Obligations...........................................22
  4.3       Compliance with Instruments, etc.............................................22
  4.4       Sophistication; Due Diligence................................................23
  4.5       Agent's Fees.................................................................23

ARTICLE V     CONDITIONS TO OBLIGATIONS OF THE PURCHASERS................................23

  5.1       Representations and Warranties Correct.......................................23
  5.2       Performance..................................................................23
  5.3       Compliance Certificate.......................................................23
  5.4       No Impediments...............................................................23
  5.5       No Material Adverse Change...................................................24
  5.6       Legal Investment.............................................................24
  5.7       Qualifications...............................................................24
  5.8       Employment Agreement.........................................................24
  5.9       Issuance Taxes...............................................................24
  5.10      Stockholders' Agreement......................................................24
  5.11      Directors....................................................................24
  5.12      Credit Agreement.............................................................24
  5.13      Bethea Agreements............................................................24
  5.14      Burlington Transaction.......................................................25
  5.15      Proceedings and Other Documents..............................................25
  5.16      Opinions of Counsel..........................................................25
  5.17      Consents, Waivers, Etc.......................................................25

  5.18      Termination of Stockholders' Agreement.......................................25
  5.19      Shareholder Loans............................................................25
  5.20      LLC Purchase Agreement.......................................................25
  5.21      Other Matters................................................................26

ARTICLE VI    CONDITIONS TO OBLIGATIONS OF W&T...........................................26

  6.1       Representations and Warranties Correct.......................................26
  6.2       Legal Investment.............................................................26
  6.3       Presentation of Common Stock Certificates....................................26
  6.4       Performance..................................................................26
  6.5       Bethea Agreements............................................................26
  6.6       Agreement of Toronto Dominion................................................26

ARTICLE VII   COVENANTS OF W&T...........................................................27

  7.1.1     Reports......................................................................27
  7.1.2     Reports to Purchasers Representative.........................................28
  7.2       Accounts and Records.........................................................29
  7.3       Inspection...................................................................29
  7.4       Independent Accountants......................................................30
  7.5       Further Assurances...........................................................30
  7.6       Operation of Business........................................................30
  7.7       Notice of Adverse Change.....................................................30
  7.8       Certain Pre-Closing Tax Matters..............................................31
  7.9       Additional Covenants.........................................................31
  7.10      Burlington Transaction.......................................................32
  7.11      Interim Financials...........................................................33
  7.12      Long-Term Incentive Compensation Plan........................................33
  7.13      Reincorporation in Delaware..................................................33
  7.14      By-laws......................................................................33
  7.15      Key Man Life Insurance.......................................................33
  7.16      Subchapter "S"...............................................................33

ARTICLE VIII  REGISTRATION RIGHTS........................................................34

  8.1       Restrictive Legend...........................................................34
  8.2       Certain Definitions..........................................................34
  8.3       Requested Registration.......................................................35
  8.4       Piggyback Registrations......................................................36
  8.5       Holdback Agreements..........................................................37
  8.6       Registration Procedures......................................................38
  8.7       Indemnification..............................................................40
  8.8       Information by Holders.......................................................42
  8.9       Limitations on Registration of Issues of Securities..........................42
  8.10      Rule 144 Reporting...........................................................42
  8.11      Selection of Underwriters....................................................43

ARTICLE IX    TERMINATION................................................................43

  9.1       Termination of Agreement.....................................................43

  9.2       Effect of Termination........................................................43

ARTICLE X     AMENDMENT AND WAIVER.......................................................43

ARTICLE XI    LOST OR MUTILATED CERTIFICATES.............................................44

ARTICLE XII   MISCELLANEOUS..............................................................44

  12.1      Effectiveness................................................................44
  12.2      Governing Law................................................................44
  12.3      Survival.....................................................................44
  12.4      Public Announcements.........................................................45
  12.5      Successors and Assigns.......................................................45
  12.6      Entire Agreement.............................................................45
  12.7      Notices, etc.................................................................45
  12.8      Delays or Omissions..........................................................46
  12.9      Severability.................................................................46
  12.10     Expenses.....................................................................47
  12.11     Litigation; Consent to Jurisdiction..........................................47
  12.12     Titles and Subtitles.........................................................47
  12.13     Counterparts.................................................................47
  12.14     Direct Purchase..............................................................47

EXHIBITS

Exhibit A     -  Form of Stockholders' Agreement
Exhibit B     -  Form of Amended and Restated Articles of Incorporation
Exhibit C     -  Form of Krohn Employment Agreement
Exhibit D     -  Form of Bethea Redemption Agreement
Exhibit E     -  Form of Bethea Purchase Agreement
Exhibit F     -  Form of Opinion of Adams and Reese, L.L.P.
Exhibit G     -  Intentionally Omitted
Exhibit H     -  Election of Subchapter "S" Status by W&T and Corresponding
                 Letter of Acceptance from the Internal Revenue Service
Exhibit I     -  LLC Purchase Agreement
Exhibit J     -  Stockholder Consent
Exhibit K     -  Form of Amended and Restated By-Laws

SCHEDULE

Schedule 1    -  List of Purchasers and Number of Series A Preferred Stock to be
                 Issued and Number of W&T Common Stock to be Exchanged

DISCLOSURE SCHEDULES

Schedule         Section
--------         -------
3.1(b)        -  Subsidiaries, etc.
3.1(c)(i)     -  Capitalization
3.1(c)(ii)    -  Capitalization
3.1(d)        -  Authorization; Binding Obligations
3.1(f)        -  Litigation
3.1(g)        -  Financial Statements
3.1(h)(i)     -  Taxes
3.1(h)(ii)    -  Taxes
3.1(h)(iii)   -  Taxes
3.1(h)(iv)    -  Taxes
3.1(h)(v)     -  Taxes
3.1(i)        -  Permits; Governmental and Other Approvals
3.1(j)        -  Sales Representative Customers and Key Employees
3.1(k)        -  Intellectual Property
3.1(l)        -  Material Agreements
3.1(m)        -  Insurance
3.1(n)        -  Properties; Liens and Encumbrances
3.1(n)(iv)    -  Properties; Liens and Encumbrances
3.1(n)(viii)  -  Properties; Liens and Encumbrances
3.1(o)        -  Leases
3.1(p)(i)     -  Environmental, Conservation, and Safety Matters
3.1(p)(ii)    -  Environmental, Conservation, and Safety Matters
3.1(p)(iii)   -  Environmental, Conservation, and Safety Matters
3.1(p)(iv)    -  Environmental, Conservation, and Safety Matters
3.1(p)(v)     -  Environmental, Conservation, and Safety Matters
3.1(p)(vii)   -  Environmental, Conservation, and Safety Matters
3.1(q)(i)     -  Oil and Gas Interests
3.1(q)(iii)   -  Oil and Gas Interests
3.1(q)(iii-a) -  Oil and Gas Interests
3.1(q)(iv)    -  Oil and Gas Interests
3.1(q)(v)     -  Oil and Gas Interests
3.1(q)(vii)   -  Oil and Gas Interests
3.1(s-a)      -  Wells
3.1(s-b)      -  Wells
3.1(t)        -  Ordinary Course; No Material Adverse Change
3.1(u)        -  Agent's Fees
3.2(a)        -  Representations and Warranties Related to the Burlington Assets
7.6           -  Operation of Business
7.9           -  Additional Covenants

        EXCHANGE AGREEMENT, dated as of November 25, 2002 (this "Agreement"), is entered into by and among W&T Offshore, Inc., a Nevada corporation ("W&T"), and the persons named on the signature pages of this Agreement as purchasers (each, a "Purchaser" and collectively, the "Purchasers"). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Stockholders' Agreement by and among W&T and each of its stockholders (the "Stockholder's Agreement") attached hereto as Exhibit A.

        WHEREAS, prior to the Closing (as hereinafter defined in Section 2.2), the Purchasers shall have purchased 1,000 shares of W&T Common Stock (as hereinafter defined in Section 3.1(c)) from William C. Bethea for an aggregate purchase price of $50,000,000 in contemplation of exchanging such shares of W&T Common Stock for Series A Preferred Stock (as defined below) of W&T at the Closing; and

        WHEREAS, prior to the Closing, W&T will amend and restate its Articles of Incorporation to correspond to Exhibit B attached hereto, with such changes as are necessary to conform to the Stockholders' Agreement (the "Articles of Incorporation") authorizing a new class of preferred stock (the "Series A Preferred Stock");

        WHEREAS, the Purchasers wish to exchange their 1,000 shares of W&T Common Stock for, and W&T wishes to issue to the Purchasers in exchange therefor, an aggregate of 2,000,000 Series A Preferred Stock of W&TZZZZZ ; and

        WHEREAS, the Purchasers and W&T desire to provide for such issuance and exchange and to establish various rights and obligations in connection therewith.

        NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein set forth, the parties hereto agree as follows:

                                    ARTICLE I

                     AUTHORIZATION, ISSUANCE AND EXCHANGE OF
                          THE SERIES A PREFERRED STOCK

        1.1 Authorization of the Series A Preferred Stock. Prior to the Closing, W&T will have filed the Articles of Incorporation with the Secretary of State of the State of Nevada setting forth, among other things, terms of the Series A Preferred Stock.

        1.2 Issuance of the Series A Preferred Stock. Subject to the terms and conditions hereof and in reliance on the representations and warranties contained herein, or made pursuant hereto, W&T will issue to each Purchaser, and such Purchaser will acquire from W&T, in exchange for all of such Purchaser's shares of W&T Common Stock, at the Closing Time (as hereinafter defined in Section 2.2), the number of shares of Series A Preferred Stock set forth opposite the name of such Purchaser on Schedule 1 attached hereto.

                                   ARTICLE II

                                     CLOSING

        2.1 Stockholder Consent. Prior to January 2, 2003, the Purchasers shall deliver to W&T a Stockholder Consent, executed by the Purchasers, in the form of Exhibit J hereto.

        2.2 Bethea Purchase Agreement. Immediately prior to the Closing, the Purchasers shall execute and deliver the Bethea Purchase Agreement (attached hereto as Exhibit E).

        2.3 Closing. The closing of the exchange of shares of W&T Common Stock for the Series A Preferred Stock (the "Closing") will take place at the offices of W&T, 8 Greenway Plaza, Suite 1300, Houston, Texas 70046 at 10:00 a.m., local time, on January 2, 2003 if all of the conditions to the obligations of the parties hereunder set forth in Article V and VI hereof which are capable of being satisfied prior to the Closing Time have been satisfied or waived, or such other time, date and place as shall be mutually agreed to by W&T and FS Private Investments III LLC, on behalf of the Purchasers. Such time and date are hereinafter referred to as the "Closing Time."

        2.4 Deliveries. At the Closing, W&T will deliver to each Purchaser a certificate or certificates (in definitive form) in such denominations and registered in the name of such Purchaser (or in the name of such Purchaser's nominee) representing the Series A Preferred Stock to be acquired by such Purchaser against surrender to W&T of the shares of W&T Common Stock to be held by the Purchasers as set forth on Schedule 1, by delivery to W&T of stock certificates representing all such shares, duly endorsed in blank or accompanied by stock powers duly endorsed in blank.

        2.5 Transaction Expenses. At the Closing, W&T shall remit to the Purchasers the entire amount of the Transaction Expenses (as hereinafter defined in Section 12.10).

                                   ARTICLE III

                      REPRESENTATIONS AND WARRANTIES OF W&T

        3.1 Representations and Warranties Relating to W&T. For purposes of the representations and warranties contained in this Section 3.1, W&T shall be deemed to include, unless the context otherwise requires, W&T and W&T Holdings, LLC and no other subsidiaries of W&T. Specifically, W&T shall not include W&T Offshore, LLC or the three subsidiaries of W&T formed to acquire certain assets, liabilities, business or prospects associated with the assets of Burlington Resources Offshore, Inc. ("Burlington") that W&T proposes to acquire pursuant to the Burlington Agreement (as hereinafter defined). W&T represents and warrants to the Purchasers on the date hereof and on the Closing Time to the following effects. When used in this Agreement unless expressly stated otherwise, the phrase "to the knowledge of W&T" shall mean what is actually known by Tracy W. Krohn and W. Reid Lea, or what either of them would reasonably be expected to know in view of his position as the chief executive officer and chief financial officer, respectively, of a business organization similar to W&T. Any matter set forth on any schedule as an exception to one representation and warranty shall be deemed to be included on every other schedule that would be applicable to such matter to the extent such other exception is reasonably apparent.

                (a) Organization and Existence, etc. W&T (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now conducted and proposed to be conducted, and (ii) is duly qualified to do business as a foreign corporation and is in good standing (or the equivalent thereof under applicable law) in each jurisdiction in which the conduct of its business requires such qualification by reason of the ownership or leasing of property or otherwise (except for those jurisdictions in which the failure so to qualify has not had and will not have a W&T Material Adverse Effect). "W&T Material Adverse Effect" means any development, change or effect or any series of related developments, changes or effects that would be reasonably expected to impact the financial condition or results of operations of W&T by at least $10,000,000. W&T has furnished the Purchasers with true, correct and complete copies of the articles of incorporation and By-laws (including any amendments to date of any thereof) of W&T, each as in full force and effect on the date hereof.

                (b)     Subsidiaries, etc. Except for those described on
Schedule 3.1(b), (i) W&T has no subsidiaries and owns no securities of other entities, and (ii) all issued and outstanding shares of capital stock or other equity ownership interests of W&T's subsidiaries have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights and are owned by W&T or a direct or indirect wholly-owned subsidiary of W&T, free and clear of all Liens. As used herein, "Lien" means any lien, pledge, claim, option, charge, easement, security interest, financing statement, right-of-way, encumbrance or other right of any third party.

                (c)     Capitalization.

                        (i) As of the date hereof, (A) W&T's authorized capital stock consists of: 100,000 shares of common stock, $.01 par value per share ("W&T Common Stock"), of which 3,900 shares are validly issued and outstanding, fully paid and nonassessable; and (B) W&T has outstanding the securities set forth on Schedule 3.1(c)(i), which are convertible into or exercisable or exchangeable for W&T Common Stock (the "W&T Derivative Securities"). From the date hereof to the Closing Time, there will be no changes in such authorized capital stock or W&T Derivative Securities, except as contemplated by this Agreement. At the Closing, after giving effect to the redemption of the W&T Common Stock from William C. Bethea, a 2,911.48115 stock-for-stock dividend to be effected immediately prior to the Closing Time, W&T's issuance of the Series A Preferred Stock contemplated hereby and the issuance of the shares of Common Stock to Jefferies & Company, Inc., as set forth on Schedule 1, W&T's authorized capital stock shall consist of 20,000,000 shares of Common Stock, of which 7,601,536 shall be validly issued and outstanding, fully paid and nonassessable, and of which 2,000,000 shall be reserved for issuance upon conversion of the Series A Preferred Stock and (ii) 2,000,000 shares of Series A Preferred Stock, all of which will be validly issued and outstanding.

                        (ii) Schedule 3.1(c)(ii) lists each of the shareholders and other security holders of record of W&T (other than the Purchasers and Jefferies & Company, Inc.) and the number of shares and other securities so held as of the date hereof and as of the Closing Time. At the Closing, all the issued and outstanding shares of capital stock of W&T will be free of preemptive and similar rights (except as provided in Section V of the existing Stockholders' Agreement of W&T, a copy of which has been delivered to the Purchasers) and will have been and will be offered, issued, sold and delivered by W&T in transactions in compliance with applicable federal, state and foreign securities laws. There are no outstanding agreements or commitments requiring W&T to issue capital stock or W&T Derivative Securities, except for this Agreement, W&T's obligations to issue 31,685 shares of W&T's Common Stock to Jefferies & Company, Inc. and up to 505,344 shares of Common Stock as contemplated by the Long-Term Incentive Compensation Plan.

                (d)     Authorization; Binding Obligations.

                        (i) Subject to the ratification to be provided by the Board of Directors of W&T prior to the Closing Time, and subject to the approval of the stockholders of W&T as set forth on Exhibit J and as otherwise set forth on Schedule 3.1(d), W&T has full right, power and authority to execute and deliver this Agreement, and such other documents furnished or to be furnished by W&T hereunder, including the Stockholders' Agreement, and, subject to and in accordance with the terms hereof and of the Stockholder's Agreement, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. This Agreement, the Stockholders' Agreement and each of the other agreements required to be delivered hereunder or thereunder to which W&T is a party will be prior to the Closing Time, duly authorized, executed and delivered by W&T, and each constitutes, or will constitute when executed and delivered, a legal, valid and binding agreement of W&T, enforceable against W&T in accordance with its terms, subject to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general principles of equity. Subject to the foregoing, the compliance by W&T with the provisions of this Agreement, the Stockholders' Agreement or any of the other agreements required to be delivered hereunder to which it is a party, and the consummation of the other transactions herein or therein contemplated will not result in the creation or imposition of any Lien upon any of the assets of W&T pursuant to the terms or provisions of, or result in a breach or violation of or conflict with any of the terms or provisions of, or constitute a default under, or give any other party a right to terminate any of its obligations under, or result in the acceleration of any obligation under, (i) the Articles of Incorporation and/or By-laws or other governing instruments of W&T, (ii) any contract or other agreement to which W&T is a party or by which W&T or any of its properties is bound or affected, or (iii) any judgment, ruling, decree, order, statute, rule or regulation (except state securities laws) of any court or other governmental agency or body, domestic or foreign, applicable to the business or properties of W&T.

                        (ii) The Series A Preferred Stock to be issued to the Purchasers shall be duly authorized for issuance prior to the Closing, and, when issued and delivered in accordance with the provisions of this Agreement, shall be validly issued and outstanding, fully paid and nonassessable, will be free of preemptive rights and free and clear of any Liens (other than as set forth in the Stockholders' Agreement) and will have the designations, preferences and relative, participating, optional and special rights as set forth in the Articles of Incorporation.

                        (iii) The shares of W&T Common Stock issuable upon conversion of the Series A Preferred Stock (the "Conversion Shares") shall be duly authorized and reserved for issuance prior to the Closing, and when issued and delivered in accordance with the provisions of the Articles of Incorporation, will be validly issued and outstanding, fully paid and nonassessable and will be free of preemptive rights and granted clear of any Liens (other than as set forth in the Stockholders' Agreement).

                (e) Compliance with Instruments, etc. W&T is not in breach or violation of, or in default under, any term or provision of (i) its organizational and governing documents, (ii) any indenture, mortgage, deed of trust, voting trust agreement, shareholders agreement, note agreement or other agreement or instrument to which it is a party or by which it is or may be bound or to which any of its property or assets is or may be bound or affected, or any indebtedness, the effect of which breach or default, individually or in the aggregate, may have a W&T Material Adverse Effect, or (iii) any statute, judgment, decree, order, rule or regulation applicable to W&T or of any arbitrator, court, regulatory body, administrative agency or any other governmental agency or body, domestic or foreign, having jurisdiction over W&T or any of its respective activities or properties and the effect of which breach or default, individually or in the aggregate, would have a W&T Material Adverse Effect.

                (f) Litigation. Except as set forth on Schedule 3.1(f), there has been no action, suit, proceeding, arbitration or investigation against W&T (i) since January 1, 1992 but prior to January 1, 1997 which resulted in a judgment or settlement involving in excess of $10,000,000 or (ii) since January 1, 1997. Except as set forth on Schedule 3.1(f), there is no action, suit, proceeding, arbitration or investigation pending, or, to the knowledge of W&T, threatened, against W&T before or by any court, regulatory body, arbitration proceeding, or administrative agency or any other governmental agency or body, domestic or foreign, or any action, suit, proceeding, arbitration or investigation pending, or, to the knowledge of W&T, threatened, which (1) challenges the validity of any action taken or to be taken pursuant to or in connection with this Agreement or the consummation of the transactions contemplated hereunder, including the issuance of the Series A Preferred Stock to the Purchasers or (2) if adversely decided, could have a W&T Material Adverse Effect. W&T has either furnished the Purchasers with true, correct and complete copies of all material documentation related to the matters listed on Schedule 3.1(f), or has permitted representatives of the Purchasers to discuss such matters with attorneys for W&T. Except as set forth on Schedule 3.1(f), W&T is not subject to any judgment, order, writ, injunction, assessment, notice, claim or decree of any governmental entity that has had or would be reasonably expected to have a W&T Material Adverse Effect.

                (g) Financial Statements. W&T has previously delivered to the Purchasers true, correct and complete copies of its financial statements (on a consolidated and consolidating basis) as at and for the years ended December 31, 1999, 2000 and 2001, and as at and for the nine-month period ended September 30, 2002 or such later period as may be available (such interim financial statements being referred to as the "Interim W&T Financial Statements" and all such financial statements being collectively referred to as the "W&T Financial Statements"). A true, correct and complete copy of the Interim W&T Financial Statements are set forth on Schedule 3.1(g). The W&T Financial Statements have been prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied, and fairly present the financial position of W&T as of the dates thereof and the results of its consolidated operations and cash flows for the periods then ended. The W&T Financial Statements (except for the Interim W&T Financial Statements) have been audited by Ernst & Young LLP who are independent public accountants within the meaning of the Securities Act and the rules and regulations promulgated thereunder and they have expressed an opinion thereon. Except as set forth on the balance sheet included in the Interim W&T Financial Statements or on
Schedule 3.1(g), W&T has no liabilities or obligations of any nature (absolute, accrued, contingent or otherwise) (i) that would normally be required to be reflected on a balance sheet or disclosed in the notes thereto in accordance with GAAP consistently applied, except for liabilities incurred since the date of such balance sheet in the ordinary course of business or (ii) to any officer, director, shareholder or employee of W&T.

                (h)     Taxes.

                        (i) Except as set forth on Schedule 3.1(h)(i), (A) all Tax (as hereinafter defined) returns and reports (including information returns, declarations and reports) and amended or substituted returns and reports required to be filed with any Taxing Authority (as hereinafter defined) by or on behalf of W&T (collectively, the "W&T Tax Returns" and singularly, a "W&T Tax Return"), have been or will be duly and timely filed when due in accordance with all applicable laws (including any extensions of such due date);
(B) as of the time of filing, the W&T Tax Returns correctly reflected (and, as to any W&T Tax Returns not filed as of the date hereof, will correctly reflect) in all material respects the income or other measure of Tax and any other information required to be shown therein; (C) all Taxes shown or required to be shown as due and payable on the W&T Tax Returns have been timely paid or withheld (or, with respect to returns that have not yet been filed, adequate provision has been made therefor); (D) the charges, accruals and reserves for deferred and contingent Taxes reflected on the Interim W&T Financial Statements are adequate to cover all Taxes that are or may become payable by W&T with respect to all periods covered by such financial statements, and the books and records of W&T will contain accruals and reserves in the amount set forth on
Schedule 3.1(h)(i) adequate to cover all Taxes that are or may become payable by W&T for all periods ending on or prior to the Closing; (E) W&T is not delinquent in the payment of any Tax and has not requested any extension of time within which to file any W&T Tax Return, which W&T Tax Return either has not since been filed or with respect to which such extended period has not yet expired; (F) there are no pending or, to the knowledge of W&T, threatened audits, investigations, claims, administrative or judicial proceedings, or collection actions against or with respect to W&T in respect of any Tax or assessment; (G) there are no Liens for Taxes upon the assets of W&T except Liens for current Taxes not yet due; (H) W&T has not and is not required to file Tax Returns in any jurisdiction outside of the United States of America; and (I) Schedule 3.1(h)(i) sets forth the taxable years of W&T as to which audits have been completed, those years which are currently under audit, those years for which audits have not been initiated, and those years for which required W&T Tax Returns have not yet been filed. As used herein, (x) "Tax" or "Taxes" means (1) all forms of taxation, charges, levies or other assessments, whether direct or indirect and whether levied by reference to net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding (whether with respect to receipts or payments), payroll, privilege, employment, excise, severance, capital gains, transfer gains, stamp, occupation, premium or similar tax measured by insurance premiums, real and personal property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, and any interest or any penalty, addition to tax or additional amount, imposed by any Taxing Authority, (2) liability, whether to a Taxing Authority or pursuant to an agreement with or legal obligation to any person or entity, for the payment of any amounts of the type described in clause (1) of this definition as a result of being a member of an affiliated, consolidated, combined or unitary group for any taxable period or being an electing "S corporation" as defined in Section 1361 of the Internal Revenue Code of 1986, as amended (the "Code"), or a stockholder thereof, and (3) liability for the payment of any amounts of the type described in clause (1) or (2) of this definition as a result of an obligation to indemnify any other person and (y) "Taxing Authority" means a governmental entity or authority responsible for and having requisite jurisdiction with respect to the imposition of Taxes.

                        (ii) W&T's payroll, property or receipts, or other factors used in a particular state's apportionment or allocation formula, do not result in an apportionment or allocation of business income to any state other than the States listed in Schedule 3.1(h)(ii), and W&T has no nonbusiness income that is allocated, apportioned or otherwise sourced to any state other than such States.

                        (iii) Except as qualified on Schedule 3.1(h)(iii), but subject to W&T's actual knowledge to the contrary, (A) W&T is treated for federal income tax purposes as a Subchapter "S" corporation, within the meaning of Sections 1361 et seq. of the Code, and all distributions have been made pro rata to the stock ownership of the shareholders for the respective periods shown on Schedule 3.1(h)(iii), and (B) W&T and its stockholders have made a properly filed and executed election to be treated for federal income tax purposes as a Subchapter "S" corporation, within the meaning of Sections 1361 et seq. of the Code, for all tax periods shown on Schedule 3.1(h)(iii) through the date hereof, and have made an equivalent election for purposes of Taxes imposed by each state in which W&T is required to file a W&T Tax Return. Each Purchaser acknowledges and agrees that W&T's Subchapter "S" election will be revoked on or immediately prior to the Closing.

                        (iv) Schedule 3.1(h)(iv) sets forth (A) all assumptions used by W&T in calculating the 2002 income taxes of its shareholders with respect to the actual and projected profits of W&T in 2002; (B) the amount of tax distributions made by W&T to its stockholders as of the date of this Agreement with respect to 2002 profits of W & T; and (C) the amount of additional tax distributions that W&T estimates will be necessary in order to permit W&T shareholders to pay all taxes due with respect to W&T's 2002 profits. The anticipated tax distributions of W&T set forth on Schedule 3.1(h)(iv) have not been included in the Interim

W&T Financial Statements. Schedule 3.1(h)(iv) sets forth a reasonable estimate of such additional tax liability.

                        (v) Except as set forth on Schedule 3.1(h)(v), W&T shall bear full responsibility for the payment of any and all Taxes which are owed by it that have not been reserved for on the Interim W&T Financial Statements and for any and all Taxes owed in connection with its operations for 2002, up to and including the Closing. W&T shall have no responsibility, and the W&T shareholders shall bear full responsibility, for the payment of any and all Taxes which are owed by the W&T shareholders by reason of their ownership of stock in W&T. Except as set forth on Schedule 3.1(h)(v), W&T shall have no responsibility, and none of its assets, properties, rights or business shall be subject to any Lien, for the payment of any and all Taxes which are owed by the W&T shareholders by reason of their ownership of stock in W&T.

                (i) Permits; Governmental and Other Approvals. To the knowledge of W&T, and except as set forth on Schedule 3.1(i), W&T has such licenses, permits, consents, orders, approvals and other authorizations necessary for the conduct of its business as now being conducted and proposed to be conducted by W&T. Except as set forth in Schedule 3.1(i), no approval, consent, authorization or other order of, and no designation, filing, registration, qualification or recording with any governmental authority, domestic or foreign, is required for W&T's performance of this Agreement or the consummation of the transactions contemplated hereby.

                (j) Sales Representatives, Customers and Key Employees. To the knowledge of W&T, except as set forth on Schedule 3.1(j), no employee of, or party or person providing services to W&T has any intention to terminate his, her or its relationship with W&T, or, in the case of employees, leave the employ of W&T. Except as contemplated by this Agreement, all personnel of W&T are employed on an "at will" basis and may be terminated upon notice of not more than 30 days.

                (k)     Intellectual Property.

                        (i) Except for those matters disclosed on Schedule 3.1(k), to the knowledge of W&T, having made appropriate inquiries of the relevant senior W&T executives responsible for such matters, W&T has full and exclusive right, title and interest in and to, or license rights to, or other rights to use, all patents, patent applications, registered or unregistered trademarks, service marks and trade names, registered or unregistered copyrights and applications therefor, licenses, approvals or governmental authorizations to conduct its business as now conducted, know-how, proprietary rights and processes, trade secrets, customer lists, methodologies, proprietary development and marketing information and know-how, inventions, inventors' notes (to the extent such notes exist), drawings, software, databases, geological data, geophysical data, engineering data, maps, interpretations, lease, land, title and other files, records and other similar information, subject to the limitations contained in the agreements governing the use of the same, which limitations are customary for companies engaged in the business of the exploration or production of oil, gas, condensate, related hydrocarbons, and other minerals produced from the properties comprising the Oil and Gas Interests (as hereinafter defined), including oil in storage (the "Hydrocarbons"), designs associated with the foregoing, and other technical and/or confidential information (collectively, "W&T Intellectual Property") relating to its business as presently conducted and proposed to be conducted by W&T or otherwise used in or necessary for the proper conduct of its business, free and clear of all Liens and Encumbrances, other than Permitted Encumbrances (as such terms are hereinafter defined); and W&T has no obligation to any other person with respect to the W&T Intellectual Property or any product or process of W&T utilizing or embodying any W&T Intellectual Property. There are no limitations contained in agreements of the type described in this Section 3.1(k) which in any way relate to the W&T Intellectual Property which, upon consummation of the transactions contemplated by this Agreement, will materially alter or impair any such rights, materially breach any such agreement with any third party vendor, or require payments of additional sums thereunder. W&T is in compliance in all material respects with such licenses and agreements and there are no pending or, to the knowledge of W&T, threatened proceedings challenging or questioning the validity or effectiveness of any license or agreement relating to such property or the right of W&T or any subsidiary to use, copy, modify or distribute the same.

                        (ii) W&T does not have any patents or patent applications nor are any patents or patent applications required for the conduct of its business as now conducted.

                        (iii) To the knowledge of W&T, having made appropriate inquiries of the relevant senior W&T executives responsible for such matters, there is (A) no infringement, misuse or misappropriation of any W&T Intellectual Property owned, licensed or controlled by any third party arising out of any business activities now or previously conducted by or on behalf of W&T, (B) no pending or, to the knowledge of W&T, threatened claim or challenge of or proceeding for infringement, misuse or misappropriation of or interference with any W&T Intellectual Property owned, licensed or controlled by any third party arising out of any business activities now or previously conducted by or on behalf of W&T, (C) no pending or threatened or potential claim, challenge or proceeding by W&T against any third party for infringement, misuse or misappropriation of or interference with any W&T Intellectual Property owned, licensed or controlled by W&T or (D) no notice or, to the knowledge of W&T, facts or information rendering any W&T Intellectual Property owned, controlled or licensed by W&T invalid or unenforceable, nor, to the knowledge of W&T, is there any allegation that any such W&T Intellectual Property is invalid or unenforceable.

                (l) Material Agreements. Except as set forth in Schedule 3.1(l), W&T has no currently existing contract, obligation, agreement, plan, arrangement, commitment or the like (written or oral) of any material nature, including, without limitation, the following, exclusive of Basic Oil and Gas Documents (as hereinafter defined):

                        (i) Employment, bonus or consulting agreements, pension, profit sharing, deferred compensation, incentive compensation, stock bonus, retirement, stock option, stock or similar plans, including agreements evidencing rights to purchase securities of W&T and agreements among shareholders and W&T or an "employee benefit plan" as that term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA");

                        (ii) Loan or other agreements, notes, indentures, or instruments relating to or evidencing indebtedness for borrowed money, or mortgaging, pledging or granting or creating a Lien on any of W&T's property or any agreement or instrument evidencing any guaranty by W&T of payment or performance by any other person requiring the payment of more than $1,000,000;

                        (iii) Agreements with dealers, sales representatives, brokers or other distributors, jobbers, advertisers or sales agencies;

                        (iv) Agreements with any labor union or collective bargaining organization or other labor agreements;

                        (v) Any contract or series of contracts with the same person for the furnishing or purchase of machinery, equipment, goods or services involving sums in excess of $1,000,000;

                        (vi) Any indenture, agreement or other document (including private placement brochures) relating to the sale or repurchase of shares;

                        (vii) Any joint venture contract or arrangement or other agreement involving a sharing of profits or expenses to which W&T is a party;

                        (viii) Agreements limiting the freedom of W&T to compete in any line of business or in any geographic area or with any person;

                        (ix) Agreements providing for disposition of the business, assets or shares of W&T, agreements of merger or consolidation to which W&T is a party or letters of intent with respect to the foregoing;

                        (x) Letters of intent or agreements with respect to the acquisition of the business, assets or shares of any other business; and

                        (xi) Insurance policies, health insurance plans, medical plans or any other benefit plans.

        W&T has made available to the Purchasers for their review a true, correct and complete copy of each of the contracts that are referred to on
Schedule 3.1(l), together with all material amendments, waivers or other changes to all such documents.

        W&T, and to W&T's knowledge, having made appropriate inquiries of the relevant senior W&T executives responsible for such matters (including W&T's landman, Jamie Vasquez (the "W&T Landman")), each other party or obligor thereto, has complied with all the material provisions of all contracts, obligations, agreements, plans, arrangements, and commitments and is not in default thereunder, except for defaults in any one case or in the aggregate that would not have a W&T Material Adverse Effect. Each employee benefit plan has been administered and operated in compliance in all material respects with the applicable requirements of ERISA and the Code. Each such contract, obligation, agreement, plan, arrangement and commitment is in full force and effect, except as indicated on Schedule 3.1(l), and W&T has no reason to believe that any such contract, obligation, agreement, plan, arrangement and commitment will be terminated prior to its expiration date.

                (m) Insurance. Except as set forth on Schedule 3.1(m), W&T has in full force and effect insurance (including, but not limited to property and casualty insurance, environmental liability insurance and errors and omissions insurance), in such amounts and coverages with currently active syndicates at Lloyd's, London and other insurance markets that, in the reasonable judgment of the chief executive officer and the chief financial officer of W&T, is adequate to protect W&T and its financial condition against such losses and risks and in such amounts and with such deductibles as are prudent and customary in the businesses in which it is engaged. W&T does not maintain business interruption insurance. W&T has no reason to believe that, given its claims rate as of the date hereof, it would not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business or W&T's proposed business, in each case at a cost not in excess of the current cost, other than increases as a result of changes or developments affecting the insurance industry generally that do not disproportionately impact W&T compared to similarly situated companies in the same industry.

                (n) Properties; Liens and Encumbrances. Schedule 3.1(n) sets forth the address of all parcels of real property owned, leased or operated by W&T, other than Oil and Gas Interests (as hereinafter defined in Section 3.1(q)(i)). To the knowledge of W&T, with the exceptions set forth on Schedule 3.1(n), W&T has good and marketable title in fee to such of its fixed assets as are real property, and good and merchantable title to all of its other assets (tangible or intangible), now carried on its books, including those reflected in the balance sheet included in the Interim W&T Financial Statements, or acquired since the date of such balance sheet (except personal property disposed of since said date in the ordinary course of business), free and clear of any Lien or Encumbrance, except for Permitted Encumbrances. As used herein, "Encumbrance" shall mean and include all Liens and shall also include reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting property. For the purposes hereof, W&T shall be deemed to be the owner of any property which it has acquired or holds subject to a conditional sale agreement or other arrangement pursuant to which title to the property has been retained by or vested in some other person for security purposes. For the purposes hereof, "Permitted Encumbrances" shall mean and include:

                        (i) Encumbrances for taxes, assessments, or other governmental charges not yet due or which are being contested in good faith by appropriate action promptly initiated and diligently conducted, if such accruals as shall be required by GAAP shall have been made therefor;

                        (ii) any (A) undetermined or inchoate Liens or charges constituting or securing the payment of expenses that were incurred incidental to maintenance, development, production or operation of oil and gas properties or for the purpose of developing, producing or processing oil, gas or other hydrocarbons therefrom or therein securing payment of expenses not yet due or which are being contested in good faith by appropriate action promptly initiated and diligently conducted, if such accruals as shall be required by GAAP shall have been made therefor, and (B) materialman's, vendors', mechanics', repairman's, employees', contractors', operators' or other similar Liens or charges for liquidated amounts arising in the ordinary course of business securing payment of amounts not yet due or which are being contested in good faith by appropriate action promptly initiated and diligently conducted, if such accruals as shall be required by GAAP shall have been made therefor;

                        (iii) any liens or security interests created by law or reserved in oil and gas leases for lessor royalty, bonus or rental payments not yet due or which are being contested in good faith by appropriate action promptly initiated and diligently conducted, if such reserves as shall be required by GAAP shall have been made therefor;

                        (iv) preferential rights to purchase or similar rights not applicable to the transactions contemplated hereby, as listed on
Schedule 3.1(n)(iv);

                        (v) third party consents to assignment or similar consent rights of third parties not required for nor applicable to the transactions contemplated hereby;

                        (vi) all rights to consent by, required notices to, filings with, or other actions by any regulatory authority, administrative agency or any other governmental agency or body, domestic or foreign, in connection with the sale or conveyance of the oil and gas leases or interests therein;

                        (vii) inchoate liens arising under ERISA to secure the contingent liabilities, if any, permitted by this Agreement; and

                        (viii) the Encumbrances described in Schedule 3.1(n)(viii) hereto.

                (o) Leases. Set forth on Schedule 3.1(o) is a correct and complete list (including the amount of rents called for and a description of the leased property) of all material leases under which W&T is a lessee, other than leases comprising any of the Oil and Gas Interests. Except as set forth on
Schedule 3.1(o), W&T enjoys peaceful and undisturbed possession under all such leases and, all of such leases are valid and subsisting and neither W&T nor, to the knowledge of W&T, any other party, is in default under any such leases in any material respect.

                (p)     Environmental, Conservation and Safety Matters.

                        (i) To the knowledge of W&T, having made appropriate inquiries of the relevant senior W&T executives responsible for such matters, and except as set forth on Schedule 3.1(p)(i), W&T has in effect all federal, state and local governmental approvals, authorizations, certificates, filings, franchises, licenses, notices, permits and rights ("Operating Permits") required under applicable statutes, laws, ordinances, rules, orders and regulations which are administered, interpreted or enforced by the U.S. Environmental Protection Agency, Minerals Management Service, U.S. Coast Guard or other federal, state and local agencies with jurisdiction over protection of natural resources or the environment, or the exploration, development, and production of oil and gas properties (collectively, "Environmental, Conservation or Safety Laws") necessary for it to carry on its business as now conducted, and W&T is, and has been, in compliance in all material respects with such Operating Permits.

                        (ii) Except as set forth on Schedule 3.1(p)(ii), to the knowledge of W&T, having made appropriate inquiries of the relevant senior W&T executives responsible for such matters, W&T is, and has been, in compliance with all applicable Environmental, Conservation or Safety Laws in all material respects. Except as set forth on Schedule 3.1(p)(ii) and to the knowledge of W&T, having made appropriate inquiries of the relevant senior W&T executives responsible for such matters, W&T is not subject to any liability, penalty or expense (including legal fees) and will not hereafter suffer or incur any loss, liability, penalty or expense (including legal fees) by virtue of any violation of any Environmental, Conservation or Safety Law occurring prior to the Closing Time, any activity regulated by such Laws and conducted at or prior to the Closing Time or any regulated condition existing on or with respect to any property at or prior to the Closing Time, in each case whether or not W&T permitted or participated in such act or omission.

                        (iii) Except as set forth on Schedule 3.1(p)(iii), there is no suit, claim, action, proceeding, investigation or inquiry pending or, to the knowledge of W&T, threatened before any court, governmental agency or authority or other forum in which W&T has been or, with respect to threatened suits, actions and proceedings, may be named as a defendant or respondent (A) for alleged noncompliance (including by any predecessor) with any Environmental, Conservation or Safety Law or (B) relating to the release or threatened release into the environment of any Hazardous Material (as defined below), asbestos, naturally occurring radioactive materials (as defined by Louisiana Administrative Code LAC 33:XV.1403), polychlorinated biphenyls or petroleum, including crude oil or any fraction or product thereof (such materials, together with Hazardous Materials, collectively, "Regulated Materials"), whether or not occurring at, on, under or involving a site owned, leased or operated by W&T. "Hazardous Material" shall mean any pollutant, contaminant, or hazardous substance within the meaning of the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Sections 6901 et seq., as amended ("CERCLA"), oil within the meaning of the Oil Pollution Act of 1990, 33 U.S.C. Sections 2701 through 2761, or any similar state or local law.

                        (iv) To the knowledge of W&T, having made appropriate inquiries of the relevant senior W&T executives responsible for such matters, and except as set forth on Schedule 3.1(p)(iv), there are no physical or environmental conditions existing on any of the Oil and Gas Interests operated by W&T or resulting from W&T's operations or activities, past or present, at any location, that would give rise to any on-site or off-site remedial obligations under any application of any Environmental, Safety or Conservation Law, other than normal and ordinary remedial work associated with plugging and abandoning of oil and gas facilities.

                        (v) Except as set forth on Schedule 3.1(p)(v), (A) to the knowledge of W&T, having made appropriate inquiries of the relevant senior W&T executives responsible for such matters, and except as set forth on
Schedule 3.1(p)(v), during the period of ownership and operation, and (B) to the knowledge of W&T without any duty of inquiry, prior to the period of ownership by W&T of any of its current properties and during the period of ownership by W&T of any of its current non-operated properties, there have been no underground storage tanks (whether currently active or not) and no polychlorinated biphenyls in transformers or other electrical equipment and there have been no releases of Regulated Materials in, on, under or affecting such properties or from any such properties onto any surrounding site. Except as set forth on Schedule 3.1(p)(v), to the knowledge of W&T, prior to the period of operation, and to the knowledge of W&T without any duty of inquiry, prior to the period of ownership, by W&T of any of its current properties there were no releases of Regulated Materials in, on, under or affecting any such property or any surrounding site.

                        (vi) To the knowledge of W&T, having made appropriate inquiries of the relevant senior W&T executives responsible for such matters, W&T has not treated, stored, recycled or disposed of, or allowed or arranged for any third person to treat, store, recycle or dispose of, any Regulated Material other than in accordance with applicable law. To the knowledge of W&T, W&T has not transported any Regulated Material or arranged for the transportation of any Regulated Material to any location that is listed or proposed for listing on the National Priorities List pursuant to CERCLA, or any other location that is the subject of federal, state or local enforcement action or other investigation that may lead to claims against W&T for cleanup costs, remedial action, damages to natural resources, or to other property or for personal injury including claims under CERCLA. None of the properties leased or operated by W&T is either listed or known to W&T as being proposed for listing on the National Priorities List pursuant to CERCLA, or is subject to any other federal, state or local law or regulation requiring remedial investigation or cleanup.

                        (vii) W&T has made available to the Purchasers true, correct and complete copies of all reports and filings made or filed by W&T pursuant to the Occupational Safety and Health Act, or pursuant to worker health and safety regulations enforced by the Minerals Management Service or the U.S. Coast Guard. To the knowledge of W&T, having made appropriate inquiries of the relevant senior W&T executives responsible for such matters, and except as set forth on Schedule 3.1(p)(vii), W&T has not violated in any material respect or failed to comply in any material respect with, or been subject of any written allegation regarding worker health and safety by the Occupational Safety and Health Administration, the Minerals Management Services or Coast Guard, or violated in any material respect or, failed to comply in any material respect with the worker health and safety rules or regulations promulgated by those agencies.

                (q)     Oil and Gas Interests.

                        (i) Schedule 3.1(q)(i) contains a complete and accurate list of all oil, gas and/or mineral leases, mineral rights and servitudes, fee interests owned for the purpose of mineral development, MMS-approved pipeline rights-of-way and servitudes held by W&T or in which W&T owns any interest (the "Oil and Gas Interests"). Schedule 3.1(q)(i) designates those Oil and Gas Interests that collectively comprise the "Material Oil and Gas Interests." The Material Oil and Gas Interests represent in excess of 80 percent of the value of the Oil and Gas Interests. Schedule 3.1(q)(i) also indicates which Oil and Gas Interests are operated by W&T.

                        (ii) To the knowledge of W&T, having made appropriate inquiries of the relevant senior W&T executives responsible for such matters, W&T has good and defensible title to the Material Oil and Gas Interests free and clear of any Encumbrance other than Permitted Encumbrances. To the knowledge of W&T, having made appropriate inquiries of the relevant senior W&T executives responsible for such matters, the ownership interests of W&T in the Material Oil and Gas Interests do and will, as of the Closing Time, (A) with respect to each tract of land described in Schedule 3.1(q)(i) (whether described directly in Schedule 3.1(q)(i) or described by reference to another instrument) in connection with such Material Oil and Gas Interests, (1) entitle W&T to receive a decimal or percentage share of the Hydrocarbons produced from, or allocated to, such tract equal to not less than the decimal or percentage share set forth in Schedule 3.1(q)(i) in connection with such tract directly opposite the designation "NRI" or "Net Revenue Interest" (or words or abbreviations of similar import), (2) cause W&T to be obligated to bear a decimal or percentage share of the cost of exploration, development, operation and abandonment of such tract of land not greater than the decimal or percentage share set forth in
Schedule 3.1(q)(i) in connection with such tract directly opposite the designation "WI" or "Working Interest" (or words or abbreviations of similar import), and (B) if any such Material Oil and Gas Interest is shown on Schedule 3.1(q)(i) to be subject to a unit or units, with respect to each such unit, (1) entitle W&T to receive a decimal or percentage share of all Hydrocarbons covered by such unit which are produced from, or allocated to, such unit equal to not less than the decimal or percentage share set forth in Schedule 3.1(q)(i) in connection with such Material Oil and Gas Interest opposite the words "Unit Net Revenue Interest" or words of similar import (and if such Material Oil and Gas Interest is subject to more than one unit, words identifying such interest with such unit), and (2) obligate W&T to bear a decimal or percentage share of the cost of exploration, development, operation and abandonment of such unit not greater than the decimal or percentage share set forth in Schedule 3.1(q)(i) in connection with such Material Oil and Gas Interest opposite the words "Unit Working Interest" or words of similar import (and if such Material Oil and Gas Interest is subject to more than one unit, words identifying such interest with such unit). With respect to each property described as a Material Oil and Gas Interest on Schedule 3.1(q)(i) which is subject to a voluntary or involuntary pooling, unitization or communitization agreement and/or order, the term "tract of land" as used in this subparagraph shall mean the pooled, unitized or communitized area as an entirety and shall not be deemed to refer to any individual tract committed to said pooled, unitized or communitized area. Without limitation of the foregoing, the ownership by W&T of the Material Oil and Gas Interests does and will, as of the Closing Time, with respect to each well or unit identified in Schedule 3.1(q)(i), made a part hereof, entitle W&T to receive a decimal or percentage share of the oil, gas and other Hydrocarbons produced from, or allocated to, such well or unit equal to not less than the decimal or percentage share set forth for such well or unit in the column headed "Net Revenue Interest" in Schedule 3.1(q)(i), and cause W&T to be obligated to bear a decimal or percentage share of the cost of operation of such well or unit equal to not more than the decimal or percentage share set forth for such well or unit in the column headed "Working

Interest" in Schedule 3.1(q)(i). The above-described shares of production which W&T is entitled to receive and shares of expenses which W&T is obligated to bear are not and will not be as of the Closing Time subject to change (other than changes which arise pursuant to non-consent provisions of operating agreements described in Schedule 3.1(q)(i) in connection with operations hereafter proposed), except, and only to the extent that, such changes are reflected in
Schedule 3.1(q)(i).

                        (iii) To the knowledge of W&T, including the knowledge of W&T Landman, the oil, gas and/or mineral leases, contracts, servitudes and other agreements forming a part of the Material Oil and Gas Interests described in Schedule 3.1(q)(i) and operated by W&T and, to the actual knowledge of W&T, including the actual knowledge of the W&T Landman, operated by others, are in full force and effect, having been maintained in accordance with the terms thereof, except as indicated on Schedule 3.1(q)(iii). Schedule 3.1(q)(iii-a) sets forth a list of the material contracts and agreements relating to the Material Oil & Gas Interests, or which may affect W&T's interest therein as described in Schedule 3.1(q)(i) (the "Basic Oil and Gas Documents"). W&T has made available to the Purchasers for their review a true, correct and complete copy of each of the Basic Oil & Gas Documents, together with all material amendments, waivers or other changes to all such documents. W&T has no reason to believe that any Basic Oil and Gas Document will be terminated prior to its expiration date. All payments (including all delay rentals, royalties, shut-in royalties and valid calls for payment or prepayment under operating agreements) owing under the Basic Oil and Gas Documents have been and are being made (timely, and before the same became delinquent) by W&T in all material respects (and, where the non-payment of same by a third party could reasonably be expected to materially adversely affect the ownership, operation, value or use of a Material Oil and Gas Interest after the Closing Time have been and are being made, to W&T's knowledge, by such third parties). For the purposes of the representations contained in this subparagraph (and without limitation of such representations), the non-payment of an amount, or non-performance of an obligation, where such non-payment or non-performance could reasonably be expected to result in the forfeiture or termination of rights of W&T under a Basic Oil and Gas Document, shall be considered material. W&T is not in default with respect to W&T's obligations (and W&T is not aware of any default by any third party acting on W&T's behalf with respect to such third party's obligations) under such leases, contracts, servitudes and other of the Basic Oil and Gas Documents, or otherwise attendant to the ownership or operation of any part of the Material Oil and Gas Properties by W&T where such default could reasonably be expected to materially adversely affect the ownership or operation of the Material Oil and Gas Properties; and to W&T's knowledge, each other party or obligor thereto has complied with all the material provisions of the Basic Oil and Gas Documents and is not in default thereunder. W&T is not currently accounting (and will not, through the Closing Time, hereafter agree to account) for any royalties, or overriding royalties or other payments out of production, on a basis (other than delivery in kind) less favorable to W&T than the value of the proceeds received by W&T (calculated at the well) from sale of production, and there are no situations where W&T is aware that a contingent liability may exist to account on a basis less favorable to W&T than the basis on which W&T is currently accounting.

                        (iv) Except as set forth in Schedule 3.1(q)(iv), W&T has not abandoned any wells (or removed any material items of equipment, except those replaced by items of materially equal suitability) included in the Material Oil and Gas Interests and identified on or considered in the generating of the Reserve Report since the effective date of the Reserve Report.

                        (v) Schedule 3.1(q)(v) sets forth a list of all of the contracts to which W&T is a party providing for the transportation, processing or sale of substantially all of the Hydrocarbons (the "Schedule 3.1(q)(v) Contracts"). W&T has made available to the Purchasers for their review a true, correct and complete copy of each of the Schedule 3.1(q)(v) Contracts, together with all material amendments, waivers or other changes to all such documents. Except for the Schedule 3.1(q)(v) Contracts, W&T has no currently existing contract, obligation, agreement, plan, arrangement, commitment or the like (written or oral) relating to the transportation, sale, or processing of Hydrocarbons. None of the Oil and Gas Interests is subject to any contractual or other arrangement (A) whereby payment for production is or can be deferred for a substantial period after the month in which such production is delivered (i.e., in the case of oil, not in excess of 60 days, and in the case of gas, not in excess of 90 days) except by W&T's choice, or (B) whereby payments are made to W&T other than by checks, drafts, wire transfer advises or other similar writings, instruments or communications for the immediate payment of money. The
Schedule 3.1(q)(v) Contracts (A) may or may not be cancelable on 120 days (or less) notice but are priced at market rates and indexes until termination and
(B) are bona fide arm's length transactions with third parties not affiliated with W&T. W&T is presently receiving a price for production from (or attributable to) each of the Oil and Gas Interests covered by the Schedule 3.1(q)(v) Contracts as computed in accordance with the terms of such contracts, and is not having deliveries of production from such properties curtailed substantially below such properties' delivery capacity by the purchasers or transporters of the production. As of December 31, 2001, W&T had not, and, since December 31, 2001, to W&T's knowledge, W&T has not, received prepayments for oil, gas or other Hydrocarbons (A) that, except as set forth on Schedule 3.1(q)(v), were produced from the Oil & Gas Interests prior to the date hereof (or the Closing Time, as applicable) that have not been satisfied from Hydrocarbons produced prior to the date hereof (or the Closing Time, as applicable) from such Oil & Gas Interests and (B) that are to be produced from the Oil & Gas Interests after the date hereof (or the Closing Time, as applicable). To W&T's actual knowledge, none of W&T's predecessors in title has received prepayments for oil, gas or other Hydrocarbons (A) that were produced from the Oil & Gas Interests prior to the date hereof (or the Closing Time, as applicable) that have not been satisfied from Hydrocarbons produced prior to the date hereof (or the Closing Time, as applicable) from such Oil & Gas Interests and (B) that are to be produced from the Oil & Gas Interests after the date hereof (or the Closing Time, as applicable). Except as set forth on Schedule 3.1(q)(v-a), (A) W&T has not, to its knowledge, prior to the date hereof, taken more ("overproduced") or less ("underproduced") oil or gas from the lands covered thereby (or pooled or unitized therewith) than its ownership interest in such properties would entitle it to take and excepting that normal daily operations of oil and gas production and sales by W&T and its partners results in routine and ongoing overproduction and underproduction and (B) some of the properties affected by the Schedule 3.1(q)(v) Contracts may be subject to a gas balancing arrangement under which one or more third parties may take a portion of the production attributable to such property without payment (or without full payment) therefore as a result of production having been taken from, or as a result of other actions or inactions with respect to, other properties. None of the properties comprising the Oil and Gas Interests is subject at the present time to any regulatory refund obligation that would result in an expense or liability to W&T, and, to W&T's knowledge, no facts exist which might cause the same to be imposed.

                        (vi) W&T maintains its equipment, inventory, improvements, fixtures, goods and other tangible personal property in good repair, consistent with prudent industry standards. W&T has no reason to believe that the amount that will be spent on maintenance, including capital maintenance, will be materially greater in 2003 (after giving credit for insurance proceeds), as compared to such expenditures in 2002 with respect to properties which were owned in both periods (and excluding the assets of Burlington).

                        (vii) To the knowledge of W&T, having made appropriate inquiries of the relevant senior W&T executives responsible for such matters, the Material Oil and Gas Interests that are operated by W&T, and to the actual knowledge of W&T, including the actual knowledge of the W&T Landman, those that are not operated by W&T, (and properties unitized therewith) are being maintained, operated and developed in a good and workmanlike manner, in accordance with prudent industry standards and in conformity in all material respects with all applicable laws and all rules, regulations and orders of all duly constituted authorities having jurisdiction and in conformity with all oil, gas and/or other mineral leases and other material contracts and agreements forming a part of the Material Oil and Gas Interests; specifically in this connection, to the knowledge of W&T, having made appropriate inquiries of the relevant senior W&T executives responsible for such matters, none of the wells that are operated by W&T, and to the actual knowledge of W&T, including the actual knowledge of the W&T Landman, those that are not operated by W&T and located on any lands covered by, or otherwise forming part of, the Material Oil and Gas Interests (or properties unitized therewith) are or will be deviated from the vertical more than the maximum permitted by applicable laws, regulations, rules and orders, and such wells are, and will remain, as of the Closing Time, bottomed under and producing from, with the well bores wholly within, the lands covered by the Material Oil and Gas Interests (or in the case of wells located on properties unitized therewith, such unitized properties). To the knowledge of W&T, having made appropriate inquiries of the relevant senior W&T executives responsible for such matters, there are no wells being drilled, deepened, plugged back or reworked by W&T, or to the actual knowledge of W&T, including the actual knowledge of the W&T Landman, by others, and no other similar operations by W&T are being conducted, for which consent of other interest owners is required and has not been obtained or which is not covered by the non-consent provisions of the applicable operating agreement. There are no proposals currently outstanding (whether made by W&T or, to W&T's knowledge, by any other party) to drill, deepen, plug back, sidetrack, or rework wells or to conduct any other similar operations, or to abandon any wells (nor are there any such proposals which have been approved either by W&T or, to W&T's knowledge, by any other party, with respect to which the operations covered thereby have not been commenced), which involve an expenditure to W&T in excess of $10,000,000, except as set forth in Schedule 3.1(q)(vii) or which would otherwise be outside the normal course of W&T's business. To the knowledge of W&T, having made appropriate inquiries of the relevant senior W&T executives responsible for such matters, W&T has all governmental licenses and permits necessary to own and operate the Material Oil and Gas

Interests that are operated by it and W&T has not received notice of any violations or, to W&T's knowledge, possible violations, with respect to any such licenses or permits.

                        (viii) W&T represents that Schedule 3.1(q)(viii) is a printout dated November 12, 2002, generated from the accounting records maintained by and for W&T, that lists, among other things, all of the oil, gas or other Hydrocarbon properties with respect to which W&T has received revenues and/or paid expenses since 1996, and that such listing includes properties that are currently active, properties that are inactive and properties that have been sold or abandoned or have otherwise expired.

                        (ix) W&T represents that Schedule 3.1(q)(ix) is a printout dated November 12, 2002, generated from the accounting records maintained by W&T for W&T Offshore, LLC, that lists, among other things, all of the oil, gas or other Hydrocarbon properties with respect to which W&T Offshore, LLC has received revenues and/or paid expenses since 1996, and that such listing includes properties that are currently active, properties that are inactive and properties that have been sold or abandoned or have otherwise expired.

                (r) Gas and Oil Reserves. W&T has delivered to the Purchaser Representative (as hereinafter defined) a copy of W&T's most recent Reserve Report, as prepared by W&T's independent reserve engineers. W&T has no reason to believe that the conclusions of such Reserve Report are not correct in all material respects as of the effective date of such Reserve Report.

                (s) Wells. Schedule 3.1(s-a) includes a complete and accurate list of each oil or gas well owned by W&T included in its Reserve Reports (each a "Reserve Report Well") and the production status, working interest and operating interest of W&T therein. None of W&T's wells is currently subject to a compliance order or other similar order of a governmental agency having jurisdiction to plug and abandon such well prior to the actual expiration of the lease of the property on which such well is situated except that the wells on Schedule 3.1(s-b) are on leases that will require their abandonment in an amount of time estimated to be within the next year. W&T has provided to the Purchaser Representative a copy of a report of Twachtman Snyder & Byrd, Inc. ("Twachtman"), dated April 22, 1998, regarding the properties to be acquired by the Burlington Agreement. In the opinion of W&T, the costs of plugging and abandoning all of W&T's existing wells will be approximately $35,000,000, net to W&T after salvage. W&T has no reason to believe that the conclusions of Twachtman or of W&T are not correct in all material respects.

                (t) Ordinary Course; No Material Adverse Change. Since December 31, 2001, W&T, except as set forth on Schedule 3.1(t) or as explicitly contemplated by this Agreement or any Schedule or Exhibit hereto, has conducted its business in the ordinary course, has not incurred any material obligation, absolute or contingent, or entered into any material transactions not in the ordinary course of business, and, except as set forth on Schedule 3.1(t), has not declared or paid any dividends or other distributions, tax or otherwise, on its capital stock. Since December 31, 2001, there has been no event, occurrence, development, change or effect that has had, individually or in the aggregate, a W&T Material Adverse Effect.

Notwithstanding the foregoing, the parties agree that (i) upon execution of the Bethea Redemption Agreement (attached hereto as Exhibit D), W&T shall declare a dividend in the amount of $11,400,000 payable to stockholders of record as of the date that the Bethea Redemption Agreement is executed and (ii) W&T shall pay a bonus in respect of 2002 to Tracy W. Krohn in the amount of $250,000.

                (u) Agent's Fees. Except for Jefferies & Company, Inc., whose fees are set forth on Schedule 3.1(u) and will be paid by W&T, W&T has not retained a finder or broker in connection with the transactions contemplated by this Agreement nor is W&T obligated to pay any other fees or expenses (including of Jefferies & Company, Inc.) of a finder.

                (v) W&T Expenses. There are no expenses reimbursed, or reimbursable, by W&T to any of its employees, consultants, officers, directors, shareholders, agents or representatives other than reasonable, ordinary and properly-vouchered expenses incurred in the performance of services to W&T in accordance with reasonable policies as in effect from time to time.

                (w) Bethea Disclosure. At the time of the closing of the transactions contemplated by the Bethea Redemption Agreement, W&T will have fully provided the Bethea Group with all the information that the Bethea Group will have reasonably requested in deciding whether to sell its equity interest in W&T and W&T Offshore LLC. The information with respect to W&T provided to the Bethea Group upon such requests did not, or will not, as the case may be, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements and writings contained therein not false or misleading in the light of the circumstances under which they were made. The term "Bethea Group" shall mean William C. Bethea, individually ("Bethea"), Claudette Bethea, individually, and William C. Bethea, as Trustee for each of the separate irrevocable trusts established for the benefit of each of Claude Bethea, James Bethea, Michael Bethea, William Bethea, II, and Lori Reixach (the "Bethea Trusts").

                (x) Burlington Disclosure. W&T has made available to the Purchasers true, accurate and complete copies of the Agreement and Plan of Merger, dated as of May 7, 2002 (the "Merger Agreement"), by and among Burlington Resources Offshore, Inc., The Louisiana Land and Exploration Company, LLOXY Holdings, Inc. and W&T Offshore, Inc. (including any amendments to date thereof) and all agreements ancillary to the Merger Agreement (collectively, the "Burlington Agreement").

                (y) Disclosure. The information with respect to W&T heretofore provided and to be provided, by W&T pursuant to this Agreement, including the Schedules and Exhibits hereto and the Burlington Agreement, and each of the agreements, documents, certificates and writings to be delivered to the Purchasers or their representatives at or prior to the Closing, does not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated herein or therein or necessary in order to make the statements and writings contained herein and therein not false or misleading in the light of the circumstances under which they were made; provided, however, that to the extent the foregoing representation regards a statement or omission by any party other than W&T such representation is made subject to the knowledge of W&T. To the knowledge of W&T, there is no fact that would have a W&T Material Adverse Effect that has not been set forth herein or otherwise disclosed in writing to the Purchasers.

                (z) Registration Rights. Except as may be provided in this Agreement or in the Stockholders' Agreement, W&T is not under any obligation to register any of its currently outstanding securities or any of its securities that may hereafter be issued.

                (aa) Credit Agreement. W&T has no reason to believe that it will not be able to make commercially reasonable arrangements with its lenders in order to satisfy the condition set forth in Section 5.12.

                (bb) Offering. Assuming the accuracy of the Purchasers' representations and warranties in Section 4.1, the offer and issuance of the Series A Preferred Stock to be acquired by them as contemplated by this Agreement, are not subject to the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), and neither W&T nor anyone acting on its behalf has taken or will take any action that would cause such registration requirements to be applicable.

                (cc) Stockholder Equity. As of the Closing Time, after giving effect to the consummation of the transactions contemplated hereunder W&T's total stockholder equity shall equal at least $180,000,000, calculated without giving effect to any adjustment to the balance sheet of W&T resulting from the change to the accrual method of accounting or the transactions contemplated by the Burlington Agreement. W&T estimates, in good faith, that the reduction in total stockholder equity resulting from the change to the accrual method of accounting for tax purposes will not exceed $$15,000,000 in respect of the next four tax periods.

                (dd) W&T Offshore LLC. Attached hereto as Schedule 3.1(dd) is a statement of the assets owned by W&T Offshore LLC as of September 30, 2002.

        3.2     Representations and Warranties Related to the Burlington Assets.

                (a) W&T has made available to the Purchasers for their review true, correct and complete copies of the Burlington Agreement. W&T is not aware of a breach of any of the representations, warranties, covenants, terms or provisions of the Burlington Agreement. Except as set forth in Schedule 3.2(a), W&T has satisfied all of its conditions necessary to consummate the transactions contemplated by the Burlington Agreement and has no reason to believe that Burlington will not satisfy its conditions on or prior to February 28, 2003. W&T makes no additional representations and with respect to the assets and liabilities acquired from Burlington Resources Offshore, Inc.

                (b) The consummation of the Burlington Agreement will not involve the issuance of any capital stock by W&T.

                (c) Upon consummation of the transactions contemplated by the Burlington Agreement, all issued and outstanding shares of capital stock or other equity ownership interests of W&T Energy I LLC, W&T Energy II LLC and W&T Energy III LLC shall have been duly authorized and validly issued and shall be fully paid, nonassessable and free of preemptive rights and shall be owned by W&T or a direct or indirect wholly-owned subsidiary of W&T, free and clear of all Liens.

                                   ARTICLE IV

                REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

        Each Purchaser, severally but not jointly, represents and warrants to W&T (as to itself only) as follows:

        4.1 Investment Representations. (i) It is an "accredited investor" as that term is defined in Rule 501(a) promulgated under the Securities Act,
(ii) it has the requisite knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of an investment in W&T, (iii) it is acquiring the Series A Preferred Stock and, upon conversion of the Series A Preferred Stock, such Purchaser will acquire the Conversion Shares (as hereinafter defined), for investment for its own account and not with a view to, or for resale in connection with, any distribution thereof, except pursuant to sales registered or exempted under the Securities Act; provided, however, that by making the representations herein, it does not agree to hold any shares of the Series A Preferred Stock or the Conversion Shares for any minimum or other specific term and reserves the right to dispose of shares of the Series A Preferred Stock or the Conversion Shares at any time in accordance with or pursuant to a registration statement or an exemption under the Securities Act and in accordance with the terms of the Stockholders' Agreement, and (iv) it understands that the shares of Series A Preferred Stock and the Conversion Shares, if any, to be acquired by it have not been registered under the Securities Act and it will not offer, sell, transfer, pledge, hypothecate or otherwise dispose of any shares of the Series A Preferred Stock or Conversion Shares, if any, except pursuant to an exemption from, or otherwise in a transaction not subject to, the registration requirements of the Securities Act or pursuant to an effective registration statement under the Securities Act, and, in each case, in accordance with any applicable state securities or "blue sky" laws.

        4.2 Authorization; Binding Obligations. (i) The person executing this Agreement on behalf of such Purchaser has the appropriate authority to act on behalf of such Purchaser and (ii) this Agreement has been duly authorized, executed and delivered by such Purchaser and constitutes a legal, valid and binding agreement of such Purchaser, enforceable against such Purchaser in accordance with its terms, subject to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general principles of equity.

        4.3 Compliance with Instruments, etc. It is not in material breach or violation of, or in default under, any term or provision of (i) its organizational and governing documents, (ii) any indenture, mortgage, deed of trust, voting trust agreement, shareholders agreement, note agreement or other agreement or instrument to which it is a party or by which it is or may be bound or to which any of its property is or may be subject or (iii) any statute, judgment, decree, order, rule or regulation applicable to such Purchaser or of any arbitrator, court, regulatory body, administrative agency or any other governmental agency or body, domestic or foreign, having jurisdiction over such Purchaser or any of its activities or properties.

        4.4 Sophistication; Due Diligence. (i) It is a sophisticated and professional investor with extensive experience and expertise in making investments similar to the Series A Preferred Stock. It has been represented in its negotiations with W&T by attorneys, accountants and other financial advisors (including advisors expert in the field of oil and gas investments), and it and its advisors had access to all premises, assets, documentation and information necessary to form an independent determination as to the value of W&T's assets, liabilities and the financial condition, results of operations, business and prospects of W&T and the value of the Series A Preferred Stock. It and its advisors have had the opportunity to question the management of W&T as to all matters that it and its advisors deemed material in making its decision to invest in the Series A Preferred Stock, and it has received satisfactory answers to all such questions. The transactions contemplated by this Agreement were jointly structured by the Purchasers, on the one hand, and W&T, on the other hand.

        4.5 Agent's Fees. It has not retained a finder or broker in connection with the transactions contemplated by this Agreement.

                                    ARTICLE V

                   CONDITIONS TO OBLIGATIONS OF THE PURCHASERS

        The obligations of the Purchasers under this Agreement are subject to the fulfillment to their reasonable satisfaction on or prior to the Closing Time of each of the following conditions:

        5.1 Representations and Warranties Correct. The representations and warranties of W&T in Article III shall be true and correct in all material respects on and as of the date hereof, and shall be true and correct in all material respects on and as of the Closing Time with the same force and effect as if they had been made on and as of the Closing Time.

        5.2 Performance. All covenants, agreements and conditions contained in this Agreement to be performed or complied with on or prior to the Closing Time by W&T shall have been performed or complied with by W&T on or prior to the Closing Time.

        5.3 Compliance Certificate. W&T shall have delivered to the Purchasers a certificate of the chief executive officer of W&T, dated the Closing Time, certifying to the fulfillment of the conditions specified in Sections 5.1, 5.2 and 5.5 of this Agreement and such other matters as the Purchasers shall reasonably request.

        5.4 No Impediments. No statute, judgment, order, decree of any court, regulatory body, administrative agency or any other governmental agency or body shall be in effect which would impose any material limitation on the ability of the Purchasers to exercise full rights of ownership of the Series A Preferred Stock.

        5.5 No Material Adverse Change. Since December 31, 2001, except as expressly provided for or contemplated by this Agreement (or any Schedule or exhibit hereto), there shall have been no event, occurrence, development, change or effect that, in any one case or in the aggregate, has had a W&T Material Adverse Effect.

        5.6 Legal Investment. At the time of the Closing, the acquisition by the Purchasers of the Series A Preferred Stock to be acquired by them hereunder shall, be legally permitted by all statutes, rules and regulations to which the Purchasers and W&T are subject.

        5.7 Qualifications. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body that are now required in connection with the lawful issuance and sale of the Series A Preferred Stock pursuant to this Agreement shall have been duly obtained and shall be in full force and effect on and as of the Closing Time.

        5.8 Employment Agreement. W&T shall have in effect a five-year employment agreement, containing non-competition, non-solicitation and confidentiality provisions, with Tracy W. Krohn, in the form attached hereto as Exhibit C.

        5.9 Issuance Taxes. All Taxes imposed by law in connection with the initial issuance, sale and delivery of the Series A Preferred Stock shall have been fully paid by W&T, and all laws imposing such Taxes shall have been fully complied with.

        5.10 Stockholders' Agreement. W&T and each of its shareholders shall have executed and delivered the Stockholders' Agreement in the form attached hereto as Exhibit A.

        5.11 Directors. Messrs. James L. Luikart and Stuart B. Katz shall have been elected to the Board of Directors of W&T effective on the Closing Time.

        5.12 Credit Agreement. W&T shall have made arrangements under the Credit Agreement with the lenders parties thereto and Toronto Dominion Bank, as Administrative Agent (the "Credit Agreement"), in form and substance reasonably satisfactory to the Purchasers, to permit borrowing of up to $180.0 million thereunder, contingent upon the closing of the transactions contemplated by the Burlington Agreement, or $130.0 million, not contingent upon the closing of the transactions contemplated by the Burlington Agreement.

        5.13    Bethea Agreements.

                (a) Bethea and each of the Bethea Trusts shall have executed and delivered the Bethea Redemption Agreement and ancillary documentation, in form and substance satisfactory to the Purchasers, providing for the redemption by W&T of 300 shares of W&T Common Stock owned by Bethea and the Bethea Trusts.

                (b) Bethea and each of the Bethea Trusts shall have entered into the Bethea Purchase Agreement (a form of which is attached hereto as Exhibit E) and ancillary documentation, in form and substance satisfactory to the Purchasers, providing for the sale by Bethea and the Bethea Trusts to the Purchasers of 1,000 shares of W&T Common Stock owned by Bethea and the Bethea Trusts.

                (c) The transactions contemplated by the Bethea Redemption Agreement and the Bethea Purchase Agreement shall have been consummated prior to the Closing in a manner satisfactory to the Purchasers.

        5.14 Burlington Transaction. The Burlington Agreement shall be in full force and effect and shall not have been amended or modified in any manner materially adverse to W&T.

        5.15 Proceedings and Other Documents. All corporate and other proceedings in connection with the transactions contemplated by this Agreement and such other documents contemplated hereby and thereby shall have been taken by W&T, and the Purchasers shall have received such other documents and instruments in form and substance reasonably satisfactory to them and their counsel, as to such other matters incident to the transactions contemplated hereby as they may reasonably request.

        5.16 Opinions of Counsel. The Purchasers shall have received the opinion of Adams & Reese, L.L.P., counsel for W&T, dated the Closing Time, substantially in the form attached hereto as Exhibit F. The Purchasers shall have received an opinion of Nevada counsel in form and substance satisfactory to the Purchasers.

        5.17 Consents, Waivers, Etc. Prior to the Closing, W&T shall have obtained all consents or waivers, if any, required by the Purchasers necessary to execute and deliver this Agreement and to issue the Series A Preferred Stock and carry out the transactions contemplated hereby, and all such consents and waivers shall be in full force and effect.

        5.18 Termination of Stockholders' Agreement. Prior to the Closing, the Stockholders' Agreement, dated December 30, 1989, between W&T and the stockholders signatory thereto (the "Old Stockholders' Agreement") shall have been terminated and no provision of the Old Stockholders' Agreement shall survive and be of further force and effect.

        5.19 Shareholder Loans. All outstanding loans made by W&T to its stockholders, as described under Note 2 - "Related Party Transactions" to the W&T Financial Statements for fiscal years 2001 and 2000, shall be repaid in their entirety prior to the Closing, except that the $300,000 loan to William Bethea reflected on the W&T balance sheet will be written off upon the closing of the Bethea Redemption Agreement.

        5.20 LLC Purchase Agreement. W&T, Tracy W. Krohn and Ann K. Freel shall have entered into the LLC Purchase Agreement (attached hereto as Exhibit
I) providing for the sale by W&T of its ownership interest in W&T Offshore LLC to Tracy W. Krohn and Ann K. Freel.

        5.21 Other Matters. W&T shall have delivered to the Purchasers (i) certificates (in definitive form) in the denominations specified by the respective Purchasers and registered in their respective names (or in the names of their respective nominees) representing the Series A Preferred Stock acquired by them, and (ii) the following: (A) a certified copy of W&T's articles of incorporation and all amendments thereto, appropriately authenticated; (B) a copy of W&T's By-laws, as amended to date, certified as being true by a principal officer of W & T; and (C) a certificate of good standing of W&T certified as of a recent date by the Secretary of State of the State of Nevada, and from every jurisdiction in which W&T is qualified to do business.

                                   ARTICLE VI

                        CONDITIONS TO OBLIGATIONS OF W&T

        W&T's obligations under this Agreement are subject to the fulfillment to its reasonable satisfaction on or prior to the Closing Time of each of the following conditions:

        6.1 Representations and Warranties Correct. The representations and warranties of the Purchasers in Article IV shall be true and correct in all material respects on and as of the date hereof and shall be true and correct in all material respects on and as of the Closing Time with the same force and effect as if they had been made on and as of the Closing Time.

        6.2 Legal Investment. At the time of the Closing, the acquisition by the Purchasers of the Series A Preferred Stock to be acquired by them hereunder shall be legally permitted by all statutes, rules and regulations to which the Purchasers and W&T are subject.

        6.3 Presentation of Common Stock Certificates. W&T shall have received certificates representing the Purchasers' 1,000 shares of W&T Common Stock, executed in blank.

        6.4 Performance. All covenants, agreements and conditions contained in this Agreement to be performed or complied with on or prior to the Closing Time by the Purchasers shall have been performed or complied with in all respects on or prior to the Closing Time.

        6.5 Bethea Agreements. Bethea and the Bethea Trusts shall have executed and delivered the Bethea Redemption Agreement and the Bethea Purchase Agreement.

        6.6 Agreement of Toronto Dominion. Toronto Dominion, on behalf of the entire bank lending group, shall have consented to the transactions contemplated by this Agreement including without limitation the transactions contemplated by the Bethea Redemption Agreement.

                                   ARTICLE VII

                                COVENANTS OF W&T

        For so long as the FS Stockholders are the holders, in the aggregate, of at least 5% of the Total Voting Power of W&T or in the case of Sections 7.1 through 7.6, Sections 7.8 through 7.11 and Section 7.13 until the closing of a Qualified IPO:

        7.1.1 Reports. W&T will deliver to the Purchasers Representative for delivery to the Purchasers:

                (a)     Financial Information.

                        (i) within 30 days after the end of each of the twelve monthly accounting periods in each fiscal year (or when furnished to the Board of Directors of W&T, if earlier), unaudited consolidated and consolidating statements of income and retained earnings and cash flows of W&T and its subsidiaries, if any, for each monthly period and for the period from the beginning of such fiscal year to the end of such monthly period, together with consolidated and consolidating balance sheets of W&T and its subsidiaries, if any, as at the end of such monthly period, setting forth in each case comparisons to budget and to corresponding periods in the preceding fiscal year (on a pro forma basis, if necessary);

                        (ii) within 120 days after the end of each fiscal year, consolidated and consolidating statements of income and retained earnings and cash flows of W&T and its subsidiaries, if any, for the period from the beginning of such fiscal year to the end of such fiscal year, and consolidated and consolidating balance sheets as at the end of such fiscal year, setting forth in each case in comparative form corresponding figures for the preceding fiscal year, accompanied by:

                                (A)     a certificate of the chief financial
officer of W&T, addressed to each Purchaser, stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default (each, as defined in the Credit Agreement) (an "Event of Noncompliance"), except as specified in such certificate; and

                                (B)     an unqualified report on the
consolidated statements of Ernst & Young LLP or another public accounting firm currently known as one of the "Big Four" (an "Approved Accounting Firm"); for purposes of this Section, a report including a "going concern" paragraph shall not be considered "unqualified"; and

                        (iii) within 60 days after the end of each fiscal year, preliminary and unaudited (A) consolidated and consolidating statements of income and retained earnings and cash flows of W&T and its subsidiaries, if any, for the period from the beginning of such fiscal year to the end of such fiscal year, and (B) consolidated and consolidating balance sheets as at the end of such fiscal year, setting forth in each case in comparative form corresponding figures for the preceding fiscal year;

                        (iv) within ten days after transmission or receipt thereof, copies of all financial statements, reports and other communications which W&T sends to its stockholders, copies of all press releases and other statements made generally available by W&T to the public concerning material developments in the business of W&T and its subsidiaries, if any, and copies of all material communications sent to and received from any lender to W&T or any subsidiary of W & T; and

                        (v) with reasonable promptness such other information and financial data concerning W&T and its subsidiaries, if any, as a Purchaser may reasonably request, including, without limitation, information and financial data with respect to the use of proceeds by W&T from the issuance of the Series A Preferred Stock to the Purchasers.

                (b) Notice of Adverse Change. Promptly after the occurrence thereof (but in any event within seven days after such occurrence is known to W&T) notice of any condition or event which constitutes, or the occurrence of, any of the following:

                        (i)     any Event of Noncompliance;

                        (ii) the institution or threatened institution of an action, suit or proceeding against W&T or any of its subsidiaries by or before any court, regulatory authority, administrative agency or any other governmental agency or body, domestic or foreign, which, if adversely decided, could have a W&T Material Adverse Effect; or

                        (iii) any information relating to any event, development or circumstance with respect to or affecting W&T or any of its subsidiaries which, in W&T's reasonable judgment, could have a W&T Material Adverse Effect or materially and adversely affect the ability of W&T to perform its obligations under this Agreement and the transactions contemplated hereby. Any notice given under this Section 7.1(b)(iii) shall specify the nature and period of existence of the condition, event, information, development or circumstance, the anticipated effect thereof and what actions W&T has taken and/or proposes to take with respect thereto.

        7.1.2   Reports to Purchasers Representative

                (a)     W&T will deliver to the Purchasers Representative:

                        (i) the management letter of the Approved Accounting Firm, if issued;

                        (ii) promptly upon receipt thereof, any additional reports or other detailed information concerning significant aspects of the operations and condition, financial or otherwise, of W&T and its subsidiaries, if any, given to W&T by its independent accountants;

                        (iii) promptly upon receipt thereof, any reserve reports or reports describing estimated reserves; and

                        (iv) within 60 days following the Closing and at least 30 days prior to the end of each fiscal year thereafter, a detailed annual operating budget and operating plan (which shall include a detailed capital expenditures budget) for W&T and any subsidiaries for the balance of fiscal 2002. Such budgets shall be prepared on a monthly basis, displaying consolidated statements of anticipated income and retained earnings, consolidated statements of anticipated cash flow and projected consolidated balance sheets, setting forth in each case the assumptions (which assumptions and projections shall represent and be based upon the good faith best judgment in respect thereof of the chief executive officer and the chief financial officer of W&T) behind the projections contained in such financial statements, and which budgets shall have been approved by the Board of Directors of W&T for fiscal 2002 or prior to the beginning of each twelve-month period thereafter to which they pertain and, promptly upon preparation thereof, any other budgets that W&T may prepare and any revisions of such annual or other budgets.

                (b) The Company shall provide brief summaries of the foregoing information to the Purchasers Representative for delivery to the Other Investors. The Company may exclude from such summaries any confidential information which could impair the Company's competitive position.

        7.2 Accounts and Records. W&T shall keep true records and books of account in which entries will be made of all dealings or transactions in relation to the business and affairs of W&T and its subsidiaries, if any, in accordance with good accounting practice.

        7.3 Inspection. W&T shall grant the Purchasers the right, which the Purchasers may exercise through their designated representative, FS Private Investments III LLC, or any of their respective officers, employees, representatives or such other person as the Purchasers may designate (the "Purchaser Representative"), upon five business days' prior notice and during normal business hours as often as such Purchaser Representative may request, to visit and inspect the offices and properties of W&T or any of its subsidiaries, and (i) to make extracts or copies of the books, accounts and records of W&T or any of its subsidiaries, and (ii) to discuss the affairs, finances and accounts of W&T or any of its subsidiaries, with W&T and officers of W&T and its independent public accountants. The Purchaser Representative shall have the right to participate in the semi-annual reserve reviews conducted for the benefit of W&T's banks. W&T will furnish the Purchaser Representative with such financial and operating data and other information with respect to the business and properties of W&T as the Purchaser Representative may, from time to time, reasonably request. W&T acknowledges that the rights set forth in this Section
7.3 are essential to the Purchasers as a means of evaluating their investment in W&T and agree that in no event will they make any claim of any kind as a result of the exercise by the Purchasers of such rights and hereby waive any and all rights it may have to make such claims. The Purchaser Representative will not be allowed to copy geological or geophysical data, but will be allowed to inspect such data at W&T's offices; provided, that, the Purchaser Representative shall not be entitled to inspect such data if any employee, member or Affiliate of an FS Management Company serves on the board of directors (or similar governing body) of a Competing Person; provided, however, that Ascent Energy, Inc. shall not be a Competing Person for purposes of this Section 7.3. The Purchaser Representative shall not disclose to the

Purchasers any specific geological or geophysical data (that is not, or has not become publicly available), but may present summary information about the classification and amount of W&T's reserves. The rights of the Purchasers and the Purchaser Representative under this Section 7.3 shall also be in effect from the date hereof through the Closing Time. Notwithstanding any other provision of this Agreement and the Stockholders' Agreement, the rights of the Purchasers and the Purchaser Representative under this Section 7.3 shall be in addition to, and not in lieu of, any of the rights granted to the Purchasers and their representatives under and pursuant to the Stockholders' Agreement, including, without limitation, Article IV and Section 5.06 thereof.

        7.4 Independent Accountants. W&T will retain an Approved Accounting Firm to audit W&T's financial statements at the end of each fiscal year. If the services of the Approved Accounting Firm shall be terminated, W&T shall promptly notify the Purchasers of the occurrence of such event and shall promptly thereafter request the firm of independent public accountants whose services are terminated to deliver to the Purchasers a letter of such firm setting forth its understanding as to the reasons for the termination of its services and whether there were, during the two most recent fiscal years or such period during which said firm had been retained by W&T, any disagreements between it and W&T on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure. In its notice, W&T shall state whether the change of accountants was recommended or approved by the Board of Directors of W&T or any committee thereof. In the event of such termination, W&T will promptly thereafter engage another Approved Accounting Firm approved by the Purchasers which approval shall not be unreasonably withheld.

        7.5 Further Assurances. From time to time, W&T shall execute and deliver to the Purchaser Representative such documents and take such actions as may be reasonably requested by the Purchaser Representative to implement and effectuate the terms and provisions of this Agreement.

        7.6 Operation of Business. Prior to the Closing, unless otherwise expressly contemplated by Schedule 7.6 and this Agreement or consented to in writing by the Purchasers, W&T shall (i) operate in the ordinary course of business, consistent with past custom and practice and in accordance with applicable laws; (ii) preserve in all material respects its goodwill and business organization, maintain its rights and franchises, use its commercially reasonable efforts to retain the services of its principal officers and key employees and maintain its relationships with its principal lessors, licensors, suppliers, contractors, distributors, customers and others having material business relationships with it; (iii) maintain and keep its properties and assets in as good repair and condition as at present, ordinary wear and tear excepted; and (iv) keep in full force and effect insurance comparable in amount and scope of coverage to that currently maintained.

        7.7 Notice of Adverse Change. W&T shall deliver to the Purchasers promptly after the occurrence thereof (but in any event within seven days after such occurrence is known to W&T) notice of any condition or event that constitutes, or the occurrence of, any of the following: (a) the institution or threatened institution of an action, suit or proceeding against W&T or any of its subsidiaries by or before any court, regulatory authority, administrative agency or any other governmental agency or body, domestic or foreign, which, if adversely decided, could have a W&T Material Adverse Effect; or (b) any information relating to any event, development or circumstance with respect to or affecting W&T or any of its subsidiaries which, in W&T's reasonable judgment, could have a W&T Material Adverse Effect or materially and adversely affect the ability of W&T to perform its obligations under this Agreement and the transactions contemplated hereby. Any notice given under this Section 7.7 shall specify the nature and period of existence of the condition, event, information, development or circumstance, the anticipated effect thereof and what actions W&T has taken and/or proposes to take with respect thereto. Notwithstanding the foregoing, if, following the closing of a Qualified IPO, delivery of a notice required to be given under this Section 7.7 would, in the opinion of counsel to W&T, require W&T to provide additional material public disclosure under federal or state securities law in excess of the public disclosure that would be required under federal or state securities laws had such notice not been given, then W&T shall not be required to give such notice.

        7.8 Certain Pre-Closing Tax Matters. Except as expressly contemplated by this Agreement, without prior notice to the Purchasers, W&T shall not make or change any election, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to W&T, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to W&T, fail to timely file any Tax Return, take a position on a Tax Return not in keeping with prior practice or take any other similar action, or omit to take any action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action or omission could have the effect of increasing the present or future tax liability or decreasing any present or future tax asset of W&T, W&T or the Purchasers. The Purchasers acknowledge and agree that W&T will allow or cause its Subchapter "S" election status to lapse at or prior to the Closing.

        7.9     Additional Covenants. Except as expressly contemplated by
Schedule 7.9 and this Agreement or otherwise consented to in writing by the Purchasers, from the date hereof until the Closing Time, W&T shall not:

                (a) (i) increase the compensation payable to any of its directors, officers or employees, except for increases in salary, wages or bonuses payable to non-managerial employees in the ordinary course of business; or (ii) grant any severance or termination pay to, or enter into or modify any employment or severance agreement with, any of its directors, officers or employees, except as may be required by any settlement of pending litigation; or
(iii) adopt or amend any employee benefit plan or arrangement, except as may be required by any settlement of pending litigation or except as may be required by applicable law;

                (b) declare, set aside or pay any dividend on, or making other distributions in respect of, any of its capital stock;

                (c) (i) redeem, repurchase or otherwise reacquire any shares of its capital stock or any securities or obligations convertible into or exercisable or exchangeable for any shares of its capital stock, or any options, warrants or conversion or other rights to acquire any shares of its capital stock or any such securities or obligations; (ii) effect any reorganization or recapitalization; or (iii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock;

                (d) (i) issue, deliver, award, grant or sell, or authorize or propose the issuance, delivery, award, grant or sale of, any shares of any class of its capital or other equity securities, any securities or obligations directly or indirectly convertible into or exercisable or exchangeable for any such shares, or any rights (including, without limitation, stock appreciation or stock depreciation rights), warrants or options to acquire, any such shares or securities or any rights, warrants or options directly or indirectly to acquire any such shares or securities; or (ii) amend or otherwise modify the terms of any such securities, obligations, rights, warrants or options;

                (e) acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire all or substantially all assets of any other person;

                (f) sell, lease, license, exchange, mortgage, pledge, transfer, abandon or otherwise dispose of, or agree to sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, any of its assets (tangible or intangible including its W&T Intellectual Property), except for sales of inventory and other dispositions or abandonments of assets in the ordinary course of business;

                (g) adopt any amendments to the Articles of Incorporation or By-laws (provided, however, W&T may (i) amend and restate its Articles of Incorporation to correspond to Exhibit B and (ii) amend its By-laws to correspond to Exhibit K);

                (h) change any of its methods of accounting in effect at December 31, 2001, except as may be required by law or GAAP;

                (i) pay any of its long-term debt otherwise than in accordance with its terms, or incur any obligation for borrowed money, whether or not evidenced by a note, bond, debenture or similar instrument, other than
(i) indebtedness (including its reimbursement obligations under letters of credit and sight drafts) incurred in the ordinary course of business under its existing loan agreements or under any refinancing, renewal or refunding thereof, and (ii) trade payables incurred in the ordinary course of business;

                (j) take any action that would or would reasonably be expected to result in any of its representations and warranties set forth in this Agreement being untrue; or

                (k) agree in writing or otherwise to do any of the foregoing.

        7.10 Burlington Transaction. The Burlington Agreement shall not be amended or modified in any manner adverse to W&T without the prior written consent of FS Private

Investments III LLC. W&T shall deliver to FS Private Investments III LLC promptly upon the occurrence thereof, notice of any proposed amendment or modification to the Burlington Agreement, or of any information relating to any material event, development or circumstance with respect to or affecting the Burlington Agreement, or the ability of any party thereto to perform its obligations under the Burlington Agreement or consummate the transactions contemplated thereby.

        7.11 Interim Financials. Not later than five business days prior to the Closing Time, W&T shall provide to the Purchasers a true, correct and complete copy of its most recent financial statements (on a consolidated and consolidating basis) which have been prepared in accordance with GAAP consistently applied, and which fairly present the financial position of W&T as of the dates thereof and the results of its consolidated operations and cash flows for the periods then ended.

        7.12 Long-Term Incentive Compensation Plan. The aggregate number of shares of W&T Common Stock issued pursuant to W&T's existing Long-Term Incentive Compensation Plan shall not exceed 5% of the W&T Common Stock on a Fully Diluted Basis.

        7.13 Reincorporation in Delaware. W&T shall exercise its best efforts to take all actions necessary to cause W&T to be reincorporated in Delaware on or prior to February 28, 2003.

        7.14 By-laws. The By-laws of W&T shall be amended in the form attached hereto as Exhibit K. As part of such reincorporation the Company shall revise the Articles of Incorporation to comply with Delaware law and utilize the right granted under Delaware business corporation law to incorporate by reference the terms and provisions of the Stockholders' Agreement.

        7.15 Key Man Life Insurance. The Company shall use commercially reasonable efforts to help FS Private Investments III LLC obtain a seven-year (or longer) twenty million dollar ($20,000,000) renewable "key man" insurance policy on the life of Tracy W. Krohn, naming FS Private Investments III LLC as beneficiary.

        7.16 Subchapter "S". If a Stockholder of W&T receives any refund of Taxes as a result of any successful challenge to W&T's status as a Subchapter "S" corporation within the meaning of Section 1361 et seq. of the Code (including, but not limited to, any refund of Taxes as a result of any successful challenge by a taxing authority of W&T's status as a Subchapter "S" corporation) prior to the Closing Date, then, such stockholder shall pay to W&T the amount of such refund (together with any interest thereon actually received by the Stockholder) within five days of receipt thereof. For purposes of this covenant, any credit against other Taxes of a stockholder shall be treated, upon the filing of a tax return claiming such credit, as a refund of Taxes paid on account of W&T's status as a Subchapter "S" corporation.

                                  ARTICLE VIII

                               REGISTRATION RIGHTS

        8.1 Restrictive Legend. Any certificates representing the Series A Preferred Stock or the Conversion Shares and any other securities issued in respect of such securities upon any split, dividend, recapitalization, merger, consolidation or similar event, shall be stamped or otherwise imprinted with a legend in the following form (in addition to any legend required under applicable state securities laws):

                "THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE 'ACT'), OR ANY STATE SECURITIES LAWS AND MAY NOT BE TRANSFERRED, SOLD OR OFFERED FOR SALE EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO W&T OFFSHORE, INC., THAT SUCH REGISTRATION IS NOT REQUIRED."

        8.2 Certain Definitions. As used in this Article VIII, the following terms shall have the following respective meanings:

        "Holders" shall mean the holders of Registrable Securities.

        "Initiating Holders" shall mean any persons who in the aggregate are holders of at least 25% of the Registrable Securities.

        "IPO" shall mean the first sale of equity securities by W&T pursuant to a registration statement under the Securities Act.

        "Registrable Securities" shall mean (i) the Conversion Shares (ii) the Common Stock held by Jefferies & Company, Inc. and (iii) any other securities issued in respect of such Conversion Shares or Common Stock upon any split, dividend, recapitalization, merger, consolidation or similar event; provided, however, that Registrable Securities shall not include any securities that have previously been registered or that have been sold to the public either pursuant to a registration statement or under Rule 144 promulgated under the Securities Act, or that have been sold in a private transaction in which the transferor's rights under this Agreement are not assigned.

        The terms "register," "registered" and "registration" shall refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act and applicable rules and regulations thereunder, and the declaration or ordering of the effectiveness of such registration statement.

        "Registration Expenses" shall mean all expenses incurred by W&T in compliance with Sections 8.3 and 8.4, including, without limitation, all registration and filing fees (including with respect to filings required to be made with the National Association of Securities Dealers, Inc. and the NASD Regulation, Inc.), printing expenses, fees and disbursements of counsel for W&T, blue sky fees and expenses (including fees and disbursements of counsel for the underwriters in connection with blue sky qualifications), fees and disbursements of all independent certified public accountants of W&T (including the expenses of any special audits and "comfort" letters required by or incident to such performance), fees and expenses incurred in connection with the listing of the securities on a securities exchange or quotation system, and rating agency fees, except for Selling Expenses.

        "Restricted Securities" shall mean the securities of W&T required to bear or bearing the legend set forth in Section 8.1.

        "Selling Expenses" shall mean all underwriting discounts and selling commissions applicable to the sale of Registrable Securities.

        "Underwritten Offering" shall mean the offering and sale of Registrable Securities in a registration pursuant to a firm commitment underwriting to an underwriter at a fixed price for reoffering or pursuant to agency or best efforts arrangements with a placement agent or underwriter.

        8.3     Requested Registration.

                (a) Requests for Registration. At any time after six months from the date that the Securities and Exchange Commission (the "SEC") declares effective an IPO, the Initiating Holders may request registration of all or part of their Registrable Securities under the Securities Act. Within ten days after receipt of any such request, W&T will give written notice of such requested registration to all other Holders of Registrable Securities. W&T will include in such registration all Registrable Securities with respect to which it has received written requests for inclusion therein within 20 days after delivery of W&T's notice. All registrations effected by W&T under this Section 8.3 are referred to herein as "Demand Registrations." The Holders of Registrable Securities will be entitled to two Demand Registrations.

                (b) Cooperation by W&T. W&T shall and shall cause its management to cooperate fully and to use its best efforts to effect the registration of Registrable Securities and the sale of Registrable Securities pursuant to a request for a Demand Registration as promptly as is practicable; provided, however, that in the event that W&T is not then eligible to use a registration statement on Form S-3 or other short form registration statement under the Securities Act and W&T furnishes to the Holders a certificate of a senior executive officer of W&T stating that the Board of Directors of W&T has determined, in its good faith judgment, that effecting the registration at such time would materially and adversely affect a material financing, acquisition, disposition of assets or securities, merger or other comparable transaction by W&T, or would require W&T to make public disclosure of information the public disclosure of which would have a W&T Material Adverse Effect, then W&T's obligation to effect such registration shall be deferred but not more than once in any twelve-month period for not more than 90 days in the aggregate. Cooperation by W&T and its management shall include, but not be limited to, management's attendance and reasonable presentations in respect of W&T at road shows with respect to the offering of Registrable Securities.

                (c) Expenses. W&T will pay all Registration Expenses for each Demand Registration. A registration will not count as a Demand Registration until it has become effective; provided, however, that in any event W&T shall not be required to pay any Registration Expenses if, as a result of the withdrawal of a request for registration by the Initiating Holders (other than due to a material adverse change in the business of W&T or any refusal to proceed based upon the advice of counsel that the registration statement, or any prospectus contained therein, contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading, in which case, W&T will be required to pay all Registration Expenses), the registration statement does not become effective, in which case the Holders of Registrable Securities requesting registration shall bear such Registration Expenses pro rata to the number of Registrable Securities so included in the registration request, unless they agree to count such registration as a Demand Registration.

                (d) Priority on Demand Registrations. If a Demand Registration is an Underwritten Offering, and the managing underwriters advise W&T in writing that in their opinion the number of Registrable Securities requested to be included exceeds the number which, in the opinion of such managing underwriters, may be sold in such offering without materially adversely affecting the distribution or pricing of such securities, W&T will include in such registration such number of securities, which in the opinion of such underwriters, may be sold, allocated among the Holders electing to participate pro rata in accordance with the amounts of securities requested to be so included by the respective Holders; provided, however, if less than 75% of the Registrable Securities requested to be included in such Demand Registration have been sold thereunder (other than at the discretion of the Holders) such registration shall not count as a Demand Registration. W&T will not include in any Demand Registration any securities that are not Registrable Securities without the written consent of the Holders of a majority of the Registrable Securities requesting such registration.

        8.4     Piggyback Registrations.

                (a) Right to Piggyback. Whenever W&T proposes to register any of its securities under the Securities Act (other than pursuant to a Demand Registration, a registration relating solely to employee benefit plans on Form S-8 or any other similar form for employee benefit plans, a registration on Form S-3 or any similar form relating solely to a dividend reinvestment plan or a registration relating solely to a Rule 145 transaction) and the registration form to be used may be used for the registration and contemplated disposition of Registrable Securities (a "Piggyback Registration"), W&T will give prompt written notice to all Holders of Registrable Securities of its intention to effect such a registration so that such notice is received by each Holder at least 20 business days before the anticipated filing date. W&T will include in such registration all Registrable Securities with respect to which W&T has received written requests for inclusion therein within ten business days after the receipt of W&T's notice.

                (b) Piggyback Expenses. The Registration Expenses of the Holders of Registrable Securities will be paid by W&T.

                (c) Priority on Primary Registrations. If a Piggyback Registration is an underwritten primary registration on behalf of W&T, and the managing underwriters advise W&T in writing that in their opinion the distribution of the Registrable Securities to be included in the Piggyback Registration concurrently with the securities being registered on behalf of W&T would materially adversely affect the distribution of such securities by W&T, W&T will include in such registration (i) first, the securities W&T proposes to sell, (ii) second, the Registrable Securities, with each holder of Registrable Securities desiring to register its Registrable Securities participating pro rata in accordance with the total number of Registrable Securities requested by such holder to be included in such registration and (iii) third, any other securities requested to be included in such registration.

                (d) Priority on Secondary Registrations. If a Piggyback Registration is an underwritten secondary registration on behalf of holders of W&T's securities, and the managing underwriters advise W&T in writing that in their opinion the distribution of the Registrable Securities in such Piggyback Registration concurrently with the securities being registered on behalf of holders of W&T's securities would materially adversely affect the distribution of such securities, W&T will include in such registration (i) first, the securities requested to be included therein by the holders requesting such registration, (ii) second, the Registrable Securities, with each holder of Registrable Securities desiring to register its Registrable Securities participating pro rata in accordance with the total number of Registrable Securities requested by such holder to be included in such registration and
(iii) third, any other securities requested to be included in such registration.

                (e) Other Restrictions. W&T hereby agrees that if it has previously filed a registration statement with respect to Registrable Securities pursuant to Section 8.3 or pursuant to this Section 8.4, and if such previous registration has not been withdrawn or abandoned, W&T will not file or cause to be effected any other registration of any of its equity securities or securities convertible or exchangeable into or exercisable for its equity securities under the Securities Act (except on Form S-8 or any other similar form for employee benefit plans or on Form S-3 or any similar form for a registration of shares to be issued solely pursuant to a dividend reinvestment plan), whether on its own behalf or at the request of any holder or holders of such securities, until (i) six months has elapsed from the effective date of such previous registration or
(ii) sooner if all Registrable Securities included in such previous registration have been sold.

        8.5     Holdback Agreements.

                (a) Each Holder of Registrable Securities which is a party to this Agreement agrees not to effect any sale or distribution of equity securities of W&T, or any securities convertible into or exchangeable or exercisable for such securities, during the period commencing seven days prior to and ending 90 days after the effective date of any underwritten Demand Registration or any underwritten Piggyback Registration except for a Piggyback

Registration in connection with the IPO, in which case the period shall end 180 days after the effective date of the IPO (except as part of such underwritten registration or with the consent of the managing underwriter), provided that the executive officers and directors (or their equivalents) and each of the holders of 5% or more of the then outstanding equity securities of W&T on a fully diluted basis shall have entered into similar agreements. The commencement of such period shall be determined in good faith by the managing underwriter and advised to the Holders.

                (b) W&T agrees (i) not to effect any sale or distribution of its equity securities, or any securities convertible into or exchangeable or exercisable for such securities, during the period commencing seven days prior to and ending 90 days after the effective date of any underwritten Demand Registration or any underwritten Piggyback Registration (except (A) as part of such underwritten registration, (B) with the consent of the managing underwriter of such underwritten registration or (C) pursuant to registrations on Form S-8 or any other similar form for employee benefit plans or on Form S-3 or any other similar form for the registration of securities to be issued solely pursuant to a dividend reinvestment plan), and (ii) to use its reasonable best efforts to cause each holder of its equity securities, or any securities convertible into or exchangeable or exercisable for such securities, purchased from W&T at any time after the date of this Agreement (other than in a registered public offering) to agree not to effect any public sale or distribution of any such securities during such period (except as part of such underwritten registration, if otherwise permitted, or with the consent of the managing underwriter). The commencement of such period shall be determined in good faith by the managing underwriter.

        8.6 Registration Procedures. Whenever the Holders of Registrable Securities have requested that any Registrable Securities be registered pursuant to this Article VIII, W&T will promptly take all such actions to effect the registration and the sale of such Registrable Securities in accordance with the intended method of disposition thereof, and pursuant thereto W&T will as expeditiously as reasonably possible:

                (a) prepare and file with the SEC a registration statement with respect to such Registrable Securities, and use its best efforts to cause such registration statement to become effective (provided that before filing a registration statement or prospectus or any amendments or supplements thereto, W&T will furnish to each of the Holders of Registrable Securities covered by such registration and counsel selected by such Holders, copies of all such documents proposed to be filed, which documents will be subject to their review and approval);

                (b) prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for the period set forth in Section 8.6(l) and comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities covered by such registration statement during such period in accordance with the intended methods of disposition by the Holders thereof set forth in such registration statement;

                (c) furnish to each Holder of Registrable Securities covered by such registration such number of copies of such registration statement, each amendment and supplement thereto, the prospectus included in such registration statement (including each preliminary prospectus) and such other documents as such Holder may reasonably request in order to facilitate the disposition of such Registrable Securities;

                (d) use its best efforts to register or qualify Registrable Securities covered by such registration under such other securities or blue sky laws of such jurisdictions as any Holder reasonably requests and do any and all other acts and things which may be reasonably necessary or advisable to enable the Holders thereof to consummate the disposition in such jurisdictions of the Registrable Securities as requested by such Holders (provided that W&T will not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subsection, (ii) subject itself to taxation in any such jurisdiction, or (iii) consent to general service of process in any such jurisdiction);

                (e) notify each Holder of Registrable Securities covered by such registration, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in such registration statement (or any document incorporated therein by reference) contains an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and W&T will prepare a supplement or amendment to such prospectus (or any document incorporated therein by reference) immediately thereafter so that such prospectus (or any document incorporated therein by reference) will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading;

                (f) cause all such Registrable Securities covered by such registration to be listed on each securities exchange or automated quotation system on which similar securities issued by W&T are then listed or quoted;

                (g) provide a transfer agent and registrar for all Registrable Securities covered by such registration not later than the effective date of such registration statement;

                (h) enter into such customary agreements (including an underwriting agreement) and take all such other actions as the Holders of a majority of the Registrable Securities being sold or the underwriters, if any, reasonably request in order to expedite or facilitate the disposition of such Registrable Securities;

                (i) make available for inspection by any Holder of Registrable Securities covered by such registration, any underwriter participating in any disposition pursuant to such registration, and any attorney, accountant or other agent retained by any such Holder or underwriter, all financial and other records, pertinent corporate documents and properties of W&T, and cause W&T's officers, directors and employees to supply all information reasonably requested by any such Holder, underwriter, attorney, accountant or agent in connection with such registration statement;

                (j) obtain (i) a "comfort letter" from W&T's independent public accountants in customary form and covering such matters of the type customarily covered by comfort letters and (ii) opinions of counsel from W&T's counsel in customary form and covering such matters of the type customarily covered in a public issuance of securities, in each case, in form and substance reasonably satisfactory to the Holders and any underwriters and addressed to the Holders and any underwriters;

                (k) otherwise use its best efforts to comply with all applicable rules and regulations of the SEC, and make generally available to its security holders, earnings statements satisfying the provisions of Section 11(a) of the Securities Act, no later than 45 days after the end of any 12-month period (i) commencing at the end of any fiscal quarter in which Registrable Securities are sold and (ii) beginning with the first month of W&T's first fiscal quarter commencing after the effective date of the registration statement, which statements shall cover said 12-month periods; and

                (l) keep each registration statement effective until the Holders of Registrable Securities covered by such registration have completed the distribution described in the registration statement relating thereto (including a shelf registration) or until Rule 144(k) under the Securities Act becomes available with respect to the Registrable Securities covered by such registration.

        8.7     Indemnification.

                (a) W&T will indemnify each Holder, each Holder's officers, directors, managers, members and partners, and each person controlling such Holder (within the meaning of the Securities Act and the rules and regulations thereunder), against all claims, losses, damages, liabilities (or actions in respect thereof) and expenses arising out of or based on any untrue or alleged untrue statement of a material fact contained in any registration statement, prospectus or preliminary prospectus or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by W&T of the Securities Act or any rule or regulation thereunder applicable to W&T and relating to action or inaction required of W&T in connection with any such registration, qualification or compliance, and will reimburse each such Holder, such Holder's officers, directors, managers, members and partners, and each person controlling such Holder for any legal and any other expenses incurred in connection with investigating or defending any such claim, loss, damage, liability or action; provided, that W&T will not be liable in any such case to the extent that any such claim, loss, damage, liability or action arises out of or is based on any untrue or alleged untrue statement or omission or alleged omission of material fact based upon written information furnished to W&T by such Holder and stated to be specifically for use therein.

                (b) Each Holder will, severally and not jointly, if Registrable Securities held by it are included in the securities as to which such registration is being effected, indemnify W&T, each of W&T's directors and officers and each person who controls W&T (within the meaning of the Securities Act and the rules and regulations thereunder), each other Holder whose securities are included in such registration and each of such other Holder's officers, directors, managers, members and partners and each person controlling such other Holder, against all claims, losses, damages and liabilities (or actions in respect thereof) and expenses arising out of or based on any untrue or alleged untrue statement of a material fact contained in any such registration statement, prospectus or preliminary prospectus, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse W&T, its officers and directors, each person controlling W&T, each other Holder, and such other Holder's officers, directors, managers, members, partners and control persons for any legal and any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement or omission is made in such registration statement, prospectus or preliminary prospectus in reliance upon and in conformity with written information furnished to W&T by such Holder and stated to be specifically for use therein.

                (c)     Each party entitled to indemnification under this
Section 8.7 (a "Section 8.7 Indemnified Party") shall give notice to the party required to provide indemnification (a "Section 8.7 Indemnifying Party") promptly after such Section 8.7 Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and, unless in such Section 8.7 Indemnified Party's reasonable judgment, a conflict of interest may exist between such Section 8.7 Indemnified Party and such Section 8.7 Indemnifying Party with respect to such claim, shall permit the Section 8.7 Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom; provided, that counsel for the Section 8.7 Indemnifying Party, who shall conduct the defense of such claim or any litigation resulting therefrom, shall be reasonably satisfactory to the Section 8.7 Indemnified Party, and the
Section 8.7 Indemnified Party may participate in such defense at such party's expense; provided, further, that the failure of any Section 8.7 Indemnified Party to give notice as provided herein shall not relieve the Section 8.7 Indemnifying Party of its obligations under this Article VIII, except to the extent that the Section 8.7 Indemnifying Party's ability to conduct such defense shall have been materially prejudiced by such failure. To the extent that, in the written opinion of counsel to the Section 8.7 Indemnified Party, a conflict of interest exists between a Section 8.7 Indemnified Party and the Section 8.7 Indemnifying Party, then such Section 8.7 Indemnified Party shall be entitled to separate counsel at the expense of the Section 8.7 Indemnifying Party. Each
Section 8.7 Indemnified Party shall furnish such information regarding itself or the claim in question as an Section 8.7 Indemnifying Party may reasonably request in writing and as shall be reasonably required in connection with the defense of such claim and any litigation resulting therefrom.

                (d) To the extent any indemnification by a Section 8.7 Indemnifying Party is prohibited or limited by law, the Section 8.7 Indemnifying Party agrees to make the maximum contribution with respect to any amounts for which it would otherwise be liable under this Section 8.7 to the fullest extent permitted by law; provided, however, that: (i) no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution under this Section 8.7(d) from any person who was not guilty of fraudulent misrepresentation; and (ii) contribution by any Holder of Registrable Securities shall be limited in amount to the net amount of proceeds received by such Holder from the sale of such Registrable Securities pursuant to a registration.

        8.8 Information by Holders. FS Private Investments III LLC, on behalf of each Holder of Registrable Securities included in any registration, shall furnish to W&T such information regarding such Holder and the distribution proposed by such Holder as W&T may reasonably request in writing and as shall be reasonably required in connection with any registration, qualification or compliance referred to in this Article VIII. It is understood that in the case of any such information with respect to a Holder other than one of the Initial FS Stockholders, FS Private Investments III LLC shall merely transmit such information without any responsibility for its accuracy or completeness.

        8.9 Limitations on Registration of Issues of Securities. From and after the date of this Agreement, W&T shall not enter into any agreement with any holder or prospective holder of any securities of W&T giving such holder or prospective holder the right to require W&T to register any securities of W&T equal to or more favorable than the rights granted under this Article VIII, unless such action is consented to by Holders holding at least a majority of the Registrable Securities. Any right given by W&T to any holder or prospective holder of W&T's securities in connection with the registration of securities shall be conditioned such that it shall be consistent with the provisions of this Article VIII and with the rights of the Holders provided in this Agreement and such holder or prospective holder agrees to be bound by the terms of this
Article VIII.

        8.10 Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the SEC which may permit the sale of the Restricted Securities to the public without registration, W&T agrees to:

                (a) make and keep public information available as those terms are understood and defined and interpreted in and under Rule 144 under the Securities Act, at all times from and after 90 days following the effective date of the IPO;

                (b) use its best efforts to file with the SEC in a timely manner all reports and other documents required of W&T under the Securities Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), at any time after it has become subject to such reporting requirements; and

                (c) so long as the Holders own any Restricted Securities, furnish to such Holders forthwith upon request a written statement by W&T as to its compliance with the reporting requirements of Rule 144 (at any time from and after 180 days following the effective date of the IPO) and of the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), a copy of the most recent annual or quarterly report of W&T, and such other reports and documents so filed as such Holder may reasonably request in availing itself of any rule or regulation of the SEC allowing such Holder to sell any such securities without registration.

        8.11 Selection of Underwriters. If any Demand Registration is an underwritten offering, the Holders of a majority of the Registrable Securities included in such registration shall have the right to select the investment banker(s) and manager(s) to administer the offering, subject to the approval of W&T (which approval will not be unreasonably withheld).

                                   ARTICLE IX

                                   TERMINATION

        9.1 Termination of Agreement. Anything herein to the contrary notwithstanding, this Agreement shall terminate if the Closing does not occur on or before the close of business on January 31, 2003 (the "Termination Date"), unless extended by mutual written consent of the parties hereto and otherwise may be terminated at any time before the Closing as follows:

                (a) by mutual consent in writing of all of the parties hereto; or

                (b) by the Purchasers or W&T if there has been a material representation or other material breach by the other party in its representations, warranties, or covenants set forth herein; provided, however, that if such breach is susceptible to cure, the breaching party shall have ten calendar days after receipt of notice from the other party of its intention to terminate this Agreement if such breach continues in order to cure such breach.

        9.2 Effect of Termination. If this Agreement shall be terminated pursuant to Section 9.1, then all further obligations of the parties under this Agreement shall terminate without any further liability of any party to another; provided that the obligations of the parties contained in Section 12.10 shall survive any such termination. A termination under Section 9.1 shall not relieve any party of any liability for breach of, or for any misrepresentation under this Agreement, or be deemed to constitute a waiver of any available remedy for any such breach or misrepresentation.

                                    ARTICLE X

                              AMENDMENT AND WAIVER

        This Agreement may not be amended or modified (or any provision hereof waived), except that W&T and the Purchasers (and assignees of the Purchasers) holding at least a majority of the Series A Preferred Stock and the Conversion Shares purchased or to be purchased hereunder may by written instrument amend or waive any term or condition of this Agreement relating to the rights or obligations of such holders, but in no event shall the obligation of any holder of Series A Preferred Stock or Conversion Shares hereunder be increased, except upon the written consent of each such holder; provided, however, that the provisions of Article VIII hereof may only be amended with the consent of the holders of a majority of the Registrable Securities.

        W&T and each holder of Series A Preferred Stock and Conversion Shares shall be bound by any amendment or waiver effected in accordance with the provisions of this Article X, whether or not such Series A Preferred Stock or Conversion Shares shall have been marked to indicate such modification, but any Series A Preferred Stock or Conversion Shares issued thereafter shall bear a notation as to any such modification. Promptly after obtaining the written consent of the holders herein provided, W&T shall transmit a copy of such modification to all holders of Series A Preferred Stock and Conversion Shares.

                                   ARTICLE XI

                         LOST OR MUTILATED CERTIFICATES

        Upon receipt of evidence satisfactory to W&T of the loss, theft, destruction or mutilation of any certificate representing Series A Preferred Stock, and, in the case of any such loss, theft, or destruction, upon delivery of a bond of indemnity satisfactory to W&T (provided that if the holder is a financial institution, its own agreement will be satisfactory), or in the case of any such mutilation, upon surrender and cancellation of such certificate, W&T will issue a new certificate of like tenor as if the lost, stolen, destroyed or mutilated certificate were then surrendered for exchange in lieu of such lost, stolen, destroyed or mutilated certificate.

                                   ARTICLE XII

                                  MISCELLANEOUS

        12.1 Effectiveness. This Agreement shall not be binding upon the parties hereto until, and shall only become effective upon and contemporaneously with, the approval by the Board of Directors of W&T of the transactions contemplated hereby.

        12.2 Governing Law. This Agreement and the rights of the parties hereunder shall be governed in all respects by the laws of the State of Delaware, without giving effect to the provisions thereof relating to conflicts of law. W&T agrees that it will not assert against any partner of the Purchasers (or against any partner, officer, director, employee or agent of the Purchasers or any of their affiliates) any claim it may have under this Agreement by reason of any failure or alleged failure by a Purchaser to meet its obligations hereunder. FS Private Investments III LLC agrees to indemnify W&T and hold harmless W&T, and any director, officer or equity holder of W&T against any claim made or threatened to be made against any such person by any beneficial owner of any interest in any Purchaser if such claim relates to any alleged untrue statement of a material fact in the information provided to such person by a Purchaser or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading with respect to an investment in the Series A Preferred Stock.

        12.3 Survival. The representations, warranties, covenants and agreements made herein shall survive (i) any investigation made by the Purchasers and (ii) the Closing for the two-year period immediately following the Closing Time, except that (A) the representations contained in Sections 3.1(a), 3.1(b), 3.1(c), 3.1(d), and 3.1(z) shall survive indefinitely and (B) the representations in Section 3.1(h) shall survive until the applicable statute of limitations (including all waivers or extensions thereof) has expired with respect to each matter addressed therein; and provided that any claims made or asserted by a party within the applicable time period prescribed above shall survive until such claim is finally resolved and all obligations with respect thereto are fully satisfied.

        12.4 Public Announcements. W&T shall consult with, and obtain the prior written consent of, FS Private Investments III LLC before issuing any press release or otherwise making any public comment, statement or communication with respect to, or otherwise disclose or permit the disclosure of the existence of discussions regarding, a possible transaction among the parties or any of the terms, condition or other aspects of the transaction contemplated by this Agreement, and shall not issue any such press release or make any such public comment, statement or communication prior to such consultation, except to the extent required by applicable law.

        12.5 Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon and enforceable by and against, the successors, permitted assigns, heirs, executors and administrators of the parties hereto. Neither W&T nor its existing stockholders may assign any of their rights or obligations under this Agreement without the prior written consent of the Purchasers holding a majority of the Series A Preferred Stock purchased or to be purchased hereunder. The Purchasers may assign to Other Investors all or any part of their rights and obligations hereunder to purchase not more than 40% in the aggregate of the Series A Preferred Stock purchased or to be purchased hereunder, but only during the 180-day period immediately following the Closing Time, and provided that, as a condition to any such transfer, the transferor will obtain representations from the transferee comparable to those in Section 4.1, which representations shall state explicitly that such representations are for the benefit of W&T. An Other Investor to whom all or a part of the Purchasers' rights are assigned shall become a party to this Agreement, entitled to all the rights and benefits hereunder. The rights and powers of the Purchasers hereunder are granted to the Purchasers as owners of the Series A Preferred Stock and Conversion Shares purchased or to be purchased hereunder. Any subsequent owner of any Series A Preferred Stock or Conversion Shares purchased or to be purchased hereunder during the 180-day period following the Closing Time, whether becoming such by transfer, assignment, operation of law or otherwise, shall be deemed to be a Purchaser hereunder, shall have the same rights and powers which a Purchaser owning such securities has hereunder, and shall be entitled to exercise them in full. Each Holder shall have the rights and powers set forth in Article VIII hereof and in the Stockholders' Agreement.

        12.6 Entire Agreement. This Agreement (including the Schedules and Exhibits hereto) and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subject matter hereof and thereof.

        12.7 Notices, etc. All notices, demands or other communications given hereunder shall be in writing and shall be sufficiently given if delivered either personally or by a United States nationally recognized courier service marked for next business day delivery or sent by facsimile or in a sealed envelope by first class mail, postage prepaid and either registered or certified, addressed as follows:

                (a)     if to W&T:

                        W&T Offshore, Inc.
                        8 Greenway Plaza
                        Suite 1300
                        Houston, Texas 70046
                        Attention:  Tracy W. Krohn
                        Telephone:  (713) 626-8525
                        Facsimile:  (713) 686-8527

                with a copy to:

                        Adams & Reese, L.L.P.
                        One Shell Square, 45th Floor
                        New Orleans, LA 70139
                        Attention:  Virginia Boulet, Esq.
                        Telephone:  (504) 585-0331
                        Facsimile:  (504) 566-0210

If to a Purchaser, to it at the address and facsimile number set forth on
Schedule 1, with copies to such Purchaser's representatives as set forth on
Schedule 1, or to such other address with respect to any party hereto as such party may from time to time notify (as provided above) the other parties hereto. Any such notice, demand or communication shall be deemed to have been received
(i) on the date of delivery, if delivered personally, (ii) one business day after delivery to a nationally recognized overnight courier service, if marked for next day delivery, (iii) five business days after the date of mailing, if mailed or (iv) on the date of transmission, if sent by facsimile.

        12.8 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any holder of any Series A Preferred Stock or Conversion Shares upon any breach or default of W&T under this Agreement shall impair any such right, power or remedy of such holder nor shall it be construed to be a waiver of any such breach or default, or an acquiescence, therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any holder of any breach or default under this Agreement, or any waiver on the part of any holder of any provisions or conditions of this Agreement must be, made in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any holder, shall be cumulative and not alternative.

        12.9 Severability. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

        12.10 Expenses. Except as set forth in the following sentence, if the transactions contemplated by this Agreement are not consummated, each party shall bear its own expenses and legal fees incurred with respect to the negotiation of the transactions contemplated by this Agreement. If the transactions contemplated by this Agreement are consummated, W&T shall pay, in addition to its own expenses and legal fees, an amount equal to $1,000,000 in respect of the expenses and legal fees of the Purchasers (collectively, the "Transaction Expenses"). W&T shall not be liable to make any other payment to the Purchasers in respect of their expenses and legal fees.

        12.11   Litigation; Consent to Jurisdiction.

                (a) Each party to this Agreement hereby consents to personal jurisdiction, service of process and venue in any court in which any claim is brought by a third party against any of the parties hereto related to this Agreement or by any other person entitled to the benefits of Section 8.7 hereof.

                (b) In the event of any litigation between the parties related to this Agreement, the parties agree that the losing party in such litigation shall be responsible for the expenses (including reasonable legal fees and expenses) incurred by the winning party.

                (c) Except as set forth in clause (a) above, in the event of any disputes between the parties hereto not involving third parties, the parties hereto agree that any action or proceeding arising directly, indirectly or otherwise in connection with, out of, related to or from this Agreement, any breach hereof or any transaction covered hereby, shall be resolved within the County of New Castle, City of Wilmington and State of Delaware. Accordingly, the parties consent and submit to the jurisdiction of the federal and state courts seated therein. The parties further agree that any such action or proceeding brought by either party to enforce any right, assert any claim, or obtain any relief whatsoever in connection with this Agreement shall be brought by such party exclusively in federal or state courts located within the County of New Castle, City of Wilmington and State of Delaware.

        12.12 Titles and Subtitles. The titles of the articles, sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

        12.13 Counterparts. This Agreement may be executed in counterparts, including via facsimile, each of which shall be an original, but all of which together shall constitute one instrument.

        12.14 Direct Purchase. If W&T should redeem all the shares of W&T Common Stock owned by the Bethea Group and issue the Series A Preferred Stock to the Purchasers for cash, then the parties shall, in good faith, negotiate amendments to Article I and Article II of this Agreement and such other provisions of this Agreement as must be changed if the Series A Preferred Stock is to be purchased for cash, provided that such amendments shall not adversely affect the rights and obligations of, or economic consequences to, either W&T or the Purchasers.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.


                                   W&T OFFSHORE, INC.


                                   By: /s/ Tracy W. Krohn
                                       -------------------------------
                                   Name: Tracy W. Krohn
                                   Title: CEO


                                   PURCHASERS:
                                   ING FURMAN SELZ INVESTORS III L.P.
                                   ING BARINGS U.S. LEVERAGED EQUITY PLAN LLC
                                   ING BARINGS GLOBAL LEVERAGED EQUITY PLAN LTD.

                                   By: FS PRIVATE INVESTMENTS III LLC


                                   By: /s/James L. Luikart
                                       -------------------------------
                                   Name: James L. Luikart
                                   Title: Managing Member

With respect to Article VIII only:

                                   JEFFERIES & COMPANY, INC.


                                   By: /s/ Daniel O. Conwill IV
                                       -------------------------------
                                   Name: Daniel O. Conwill IV
                                   Title: EVP

                   Exhibit A - Form of Stockholders' Agreement

       Exhibit B - Form of Amended and Restated Articles of Incorporation

                 Exhibit C - Form of Krohn Employment Agreement

                 Exhibit D - Form of Bethea Redemption Agreement

                  Exhibit E - Form of Bethea Purchase Agreement

             Exhibit F - Form of Opinion of Adams and Reese, L.L.P.

                        Exhibit G - Intentionally Omitted

            Exhibit H - Election of Subchapter "S" Status by W&T and Corresponding Letter of Acceptance from the Internal Revenue Service

                       Exhibit I - LLC Purchase Agreement

                         Exhibit J - Stockholder Consent

                Exhibit K - Form of Amended and Restated By-Laws

                                   Schedule 1

                                   Purchasers

                                                 Number of shares     Number of shares of
                                                   of Series A        W&T Common Stock to
                                                 Preferred Stock        be Exchanged by           Representative's
        Name and Address of Purchaser           to be Issued by W&T       Purchaser              Name and Address
---------------------------------------------   -------------------   -------------------   -----------------------------
ING Furman Selz Investors III L.P.                                                          Stroock & Stroock & Lavan LLP
c/o FS Private Investments III LLC                                                          180 Maiden Lane
520 Madison Avenue                                                                          New York, NY  10038
8th Floor                                                                                   Attn: Melvin Epstein, Esq.
New York, NY 10022                                   1,393,590              696.795         Tel: (212) 806-5400
Attention: Mr. Brian Friedman                                                               Fax: (212) 806-6006
Telephone: (212) 284-1701
Facsimile: (212) 284-1717

ING Barings U.S. Leveraged Equity Plan LLC                                                  Stroock & Stroock & Lavan LLP
c/o FS Private Investments III LLC                                                          180 Maiden Lane
520 Madison Avenue                                                                          New York, NY  10038
8th Floor                                                                                   Attn: Melvin Epstein, Esq.
New York, NY 10022                                     423,805             211.9025         Tel: (212) 806-5400
Attention: Mr. Brian Friedman                                                               Fax: (212) 806-6006
Telephone: (212) 284-1701
Facsimile: (212) 284-1717

ING Barings Global Leveraged Equity Plan Ltd.                                               Stroock & Stroock & Lavan LLP
c/o FS Private Investments III LLC                                                          180 Maiden Lane
520 Madison Avenue                                                                          New York, NY  10038
8th Floor                                                                                   Attn: Melvin Epstein, Esq.
New York, NY 10022                                     182,605              91.3025         Tel: (212) 806-5400
Attention: Mr. Brian Friedman                                                               Fax: (212) 806-6006
Telephone: (212) 284-1701
Facsimile: (212) 284-1717
                                                -------------------   -------------------
                       Total:                        2,000,000                1,000
                                                ===================   ===================